Exhibit 10.41

LIMITED LIABILITY COMPANY AGREEMENT

OF

BEHRINGER HARVARD BAILEYS VENTURE, LLC

(a Delaware Limited Liability Company)

Dated as of June 26, 2007

THE INTERESTS (THE “INTERESTS”) OF BEHRINGER HARVARD BAILEYS VENTURE, LLC HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE U.S. OR NON-U.S. SECURITIES LAWS, IN EACH CASE IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THE INTERESTS MAY BE ACQUIRED FOR INVESTMENT ONLY, AND NEITHER THE INTERESTS NOR ANY PART THEREOF MAY BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS, AND (II) THE TERMS AND CONDITIONS OF THIS LIMITED LIABILITY COMPANY AGREEMENT. THE INTERESTS WILL NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS AND THIS LIMITED LIABILITY COMPANY AGREEMENT. THEREFORE, PURCHASERS OF THE INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

i

TABLE OF CONTENTS

		Page

13.13	No Strict Construction	48

13.14	Identification	48

13.15	Recourse to the Manager	48

13.16	Recourse to the Members	48

13.17	Remedies Not Exclusive	49

13.18	Use of Behringer Harvard Trade Name	49

13.19	Venture Counsel	49

13.20	Waiver of Jury Trial	49

EXHIBITS
A	Members; Addresses; Capital Commitments; Percentage Interests
B	Legal Description of Project
C	Investment Guidelines
D	Master Partnership Agreement
E	Form of Limited Liability Company Agreement for the Subsidiary REIT

LIMITED LIABILITY COMPANY AGREEMENT
OF
BEHRINGER HARVARD BAILEYS VENTURE, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT of BEHRINGER HARVARD BAILEYS VENTURE, LLC is made and entered into as of June 21, 2007, by and between Behringer Harvard Baileys, LLC (“BH REIT”), a limited liability company that is an indirect wholly owned subsidiary of Behringer Harvard Multifamily REIT I, Inc., with its principal office at 15601 Dallas Parkway, Suite 600, Addison, Texas 75001, and BEHRINGER HARVARD MASTER PARTNERSHIP I LP (“BH MP”), a Delaware limited partnership with its principal office at 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.

W I T N E S S E T H

WHEREAS, BH REIT as the Manager and a Member and BH MP as a Member desire to form a limited liability company for the purpose of owning, operating and managing the real property at Parcel 1, Fairfield Baileys LLC, Mason District, located in Fairfax County, Virginia and Arlington County, Virginia, the legal description for which is set forth in Exhibit B hereof and known as Baileys (the “Project”);

WHEREAS, BH REIT and BH MP desire to establish their respective rights and duties relating to the Venture on the terms provided in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used in this Agreement (including, without limitation, Exhibits, Schedules and amendments) have the meanings set forth below or in the Section of this Agreement referred to below, except as otherwise expressly indicated or limited by the context in which they appear in this Agreement. All terms defined in this Agreement in the singular have the same meanings when used in the plural and vice versa. Accounting terms used but not otherwise defined shall have the meanings given to them under U.S. GAAP. References to Sections, Articles and Exhibits and Schedules refer to the sections and articles of, and the exhibits and schedules to, this Agreement, unless the context requires otherwise.

“Acquisition Date” has the meaning ascribed thereto in Section 3.1.

“Act” means the Limited Liability Company Act of the State of Delaware, Del. Code Ann. tit. 6, §§ 18-101 et seq., as it may be amended from time to time, and any successor to such statute.

“Advisory Committee” means the Advisory Committee established pursuant to the terms of the Master Partnership Agreement.

“Affiliate” means, when used with respect to a specified Person, (i) any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person or (ii) any Person that is an officer, general partner or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person serves in a similar capacity. For this purpose, the term “control” (including, without limitation, the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, which shall conclusively be deemed to exist where one Person directly or indirectly is the beneficial owner of 50.1% or more of any class of voting equity securities or other voting ownership interests of another Person.

“Affiliated Entity” means, with respect to the Manager, an Entity that is an Affiliate of the Manager. For the avoidance of doubt, an Affiliated Entity does not include any individual that is an Affiliate of the Manager.

“Agreement” means this Limited Liability Company Agreement, as amended, modified, supplemented or restated from time to time.

“Alternative Offer Price” has the meaning ascribed thereto in Section 8.2(b)(ii).

“Applicable Law” has the meaning ascribed thereto in Section 3.4(d).

“Arbitration Notice” has the meaning ascribed thereto in Section 8.2(e)(ii)(A).

“Bankruptcy” has the meaning ascribed thereto in Section 10.1(b).

“Bankruptcy Event” has the meaning ascribed thereto in Section 10.1(a).

“Behringer” means Behringer Harvard Holdings, LLC, a Delaware limited liability company.

“Behringer Party” has the meaning ascribed thereto in Section 8.2(e)(ii).

“Beneficial Owner” means a Person who or which is or is treated as a direct or indirect owner of the Subsidiary REIT for purposes of determining the status of the Subsidiary REIT as a domestically-controlled qualified investment entity under Section 897(h)(4)(B) of the Code.

“BH MP” has the meaning ascribed thereto in the preamble to this Agreement.

“BH MP Venture” has the meaning ascribed thereto in Section 8.2(e)(i).

“BH REIT” has the meaning ascribed thereto in the preamble to this Agreement.

“BH REIT Advisor” means Behringer Harvard Multifamily Advisors I LP, a Texas limited partnership.

“BH-Sponsored Investment Program” means an entity formed or advised by Behringer Harvard Holdings, LLC, a Delaware limited liability company, or one of its Affiliates.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by applicable law to close.

“Buy/Sell Interest” has the meaning ascribed thereto in Section 8.2(a)(ii).

“Capital Account” has the meaning ascribed thereto in Section 3.6.

“Capital Call” means a call for capital to be contributed to the Venture in accordance with Section 3.2.

“Capital Commitment” means, with respect to any Member, the amount set forth opposite such Partner’s name on Exhibit A, as amended from time to time.

“Capital Contribution” means a capital contribution made by a Member to the Venture in accordance with Section 3.1 or Section 3.3 hereof.

“Cause” means (i) a material breach of this Agreement by the Manager involving fraud or a violation of a fiduciary duty owed to the Venture or BH MP as a Member; (ii) the termination of the Advisory Agreement by BH REIT as a result of, or within six months of the occurrence of, fraud or willful misconduct on the part of BH REIT Advisor in respect of any Project or Venture; or (iii) the conviction of, or the entry of a guilty plea or plea of no contest with respect to, a felony involving fraud, embezzlement or dishonesty by BH REIT Advisor or any Affiliated Entity of BH REIT Advisor.

“Certificate” means the Certificate of Formation of the Venture, as originally filed with the office of the Secretary of State of the State of Delaware on June 21, 2007, as amended, supplemented or otherwise modified from time to time as herein provided.

“Closing Date” has the meaning ascribed thereto in Section 8.2(d)(ii).

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law); any reference to any section of the Code shall include any corresponding provision of succeeding laws. Notwithstanding the foregoing, any change in the Code which materially increases the requirements for qualification of the Subsidiary REIT as a domestically-controlled qualified investment entity for purposes of Section 897(h)(4)(B) of the Code, or otherwise causes the Subsidiary REIT not to be a domestically-controlled qualified investment entity for purposes of Section 897(h)(4)(B) of the Code, shall not be included in the definition of “Code” hereunder, it being understood that PGGM will bear the risk of such change; provided that the Manager will use commercially reasonable efforts to minimize the financial impact to PGGM (indirectly through BH MP) of any such change at PGGM’s expense; provided further that the same does not adversely affect BH REIT’s tax status.

“Consent” means the vote, approval or consent, as the case may be, of a Person to do the act or thing for which the vote, approval or consent is solicited, or the act of voting or granting such approval or consent, as the context may require.

“Default” has the meaning ascribed thereto in Section 3.4(a).

“Default Loan” has the meaning ascribed thereto in Section 3.4(b).

“Defaulting Member” has the meaning ascribed thereto in Section 3.4(a).

“Defaulting Purchaser” has the meaning ascribed thereto in Section 8.2(d)(i).

“Domestic Status Loss” means a change in the Tax Sensitive Beneficial Owner Group, if the effect thereof would be a disqualification of the Subsidiary REIT as a “domestically-controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

“Domestically-Controlled REIT” means a REIT that is a “domestically-controlled qualified investment entity” for purposes of Section 897(h)(4)(B) of the Code.

“Earnest Money” has the meaning ascribed thereto in Section 8.2(d)(i).

“Entity” means a partnership, corporation, business trust, limited liability company, proprietorship, joint stock company, trust, estate, unincorporated association, joint venture, pension fund, governmental entity, cooperative association or other foreign or domestic entity or enterprise.

“Escrow Agent” has the meaning described thereto in Section 8.2(d)(i).

“Indemnified Person” and “Indemnified Persons” have the meanings ascribed thereto in Section 7.2(a).

“Initial Operating Plan” has the meaning described thereto in Section 6.2(a).

“Interest” means, as to a Member, the entire ownership interest of such Member in the Venture at any particular time, including the right of such Member to any and all benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

“Investment Guidelines” means the investment guidelines for the Project described in Exhibit C.

“Liquidation” means (i) when used with reference to the Venture, the date upon which the Venture ceases to be a going concern, and (ii) when used with reference to any Member, the earlier of (a) the date upon which there is a Liquidation of the Venture or (b) the date upon which such Member’s entire Interest in the Venture is terminated other than by Transfer to a Person other than the Venture.

“Liquidator” has the meaning ascribed thereto in Section 10.3(a).

“Major Decision” has the meaning ascribed thereto in Section 6.3(a).

“Major Dispute” means any disagreement of the Members in respect of (i) the establishment of sale objectives and parameters for the Project; (ii) the sale or other disposition of the Project or any other property owned, directly or indirectly, by the Venture in excess of $100,000; (iii) incurring, materially restructuring or materially modifying any indebtedness of the Venture or the Subsidiary REIT in excess of $100,000 or causing or the Venture or Subsidiary REIT to become liable as an endorser, guarantor, surety or otherwise, except as otherwise contemplated under Section 6.3(a)(iii); (iv) a mortgage, pledge or hypothecation of the Project to secure indebtedness of the Subsidiary REIT, except as otherwise contemplated under Section 6.3(a)(v); or (v) selling any additional interests in the Venture (other than to the developer of the Project).

“Management Company” means Fairfield Baileys LLC, a Delaware limited liability company or an Affiliate thereof.

“Manager” means BH REIT, or any permitted successor or delegee of Behringer in accordance with this Agreement, in such Person’s capacity as the manager of the Venture.

“Mark to Market Price” has the meaning ascribed thereto in Section 8.2(e)(ii)(A).

“Master Partnership” means the limited partnership formed under the Master Partnership Agreement.

“Master Partnership Agreement” means that certain limited partnership agreement, dated as of May 7, 2007, by and between BH Institutional GP LP and PGGM, the form of which is attached as Exhibit D, as amended, modified, supplemented or restated from time to time.

“Maximum Rate” has the meaning ascribed thereto in Section 3.4(d).

“Member” means BH MP or BH REIT, or any permitted successor or assign of either of them in accordance with this Agreement, in such Person’s capacity as a member of the Venture.

“Negotiation Deadline” has the meaning ascribed thereto in Section 8.2(e)(ii)(A).

“Net Cash Flow,” for any period, means all cash receipts to the Venture from any source during such period (other than from Capital Contributions), plus releases from reserves, minus all cash expenditures by the Venture during such period (but only to the extent not made from Capital Contributions), including costs, expenses, fees and additions to reserves determined by the Manager in its sole discretion.

“Non-defaulting Member” has the meaning ascribed thereto in Section 3.4(a).

“Offer Price” has the meaning ascribed thereto in Section 8.2(a)(ii).

“Offering Notice” has the meaning ascribed thereto in Section 8.2(a).

“Offeror” has the meaning ascribed thereto in Section 8.2 (a).

“Operating Expenses” has the meaning ascribed thereto in Section 5.4(b).

“Option Period” has the meaning ascribed thereto in Section 8.2 (b).

“Organizational Expenses” has the meaning ascribed thereto in Section 5.4(a).

“Percentage Interest” means, as to any Member, its percentage ownership interest in the Venture as set forth in Exhibit A, as the same may be amended from time to time.

“Permitted Temporary Investments” means investments in (i) U.S. government and agency obligations with maturities of not more than one year and one day from the date of acquisition, (ii) commercial paper with maturities of not more than six months and one day from the date of acquisition and having a rating assigned to such commercial paper by Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. (or, if neither such organization shall rate such commercial paper at such time, by any nationally recognized rating organization in the United States of America) equal to one of the two highest commercial paper ratings assigned by such organization, it being understood that as of the date hereof such ratings by Standard and Poor’s Rating Services are “P1” and “P2” and such ratings by Moody’s Investors Service, Inc. are “Al” and “A2,” (iii) interest bearing deposits in U.S. banks with an unrestricted surplus of at least $250 million, maturing within one year and (iv) money market mutual funds with assets of not less than $500 million, substantially all of which assets are believed by the Manager to consist of items described in the foregoing clause (i), (ii) or (iii).

“Person” means an individual or Entity.

“PGGM” means Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen, a Dutch foundation.

“Prior Operating Plan” has the meaning ascribed thereto in Section 6.2(b).

“Profits” or “Losses” means, for each period taken into account under Article 4, an amount equal to the Venture’s taxable income or taxable loss for such period, determined in accordance with federal income tax principles, adjusted to the extent the Manager determines that such adjustment is necessary to comply with the requirements of Section 704(b) of the Code.

“Project” has the meaning described thereto in the recitals to this Agreement.

“Purchase Price” has the meaning ascribed thereto in Section 8.2 (d)(i).

“Purchaser” has the meaning ascribed thereto in Section 8.2 (d)(i).

“Qualifying Opinion” means a written opinion of outside, reputable tax counsel licensed to practice law in the United States and acting reasonably.

“Real Estate Proceeds” means proceeds from the direct sale of the Project (as opposed to proceeds from the sale of interests in the Subsidiary REIT).

“REIT” means a real estate investment trust under the Code.

“REIT Member” means a direct or indirect (through another partnership or limited liability company) Member of the Venture that is not a U.S. Person and for whom the direct or indirect receipt of Real Estate Proceeds would have a material adverse tax consequence on such Member. For the avoidance of doubt PGGM is a REIT Member.

“Seller” has the meaning ascribed thereto in Section 8.2 (d).

“Shares” means the shares of beneficial interests (including, for the avoidance of doubt, membership interests) in the Subsidiary REIT.

“Subsequent Operating Plan” has the meaning ascribed thereto in Section 6.2(b).

“Subsidiary REIT” means the subsidiary to be formed by the Venture for the purpose of investing in the Project and that has qualified or intends to qualify as a REIT. The form of limited liability company agreement for the Subsidiary REIT is attached hereto as Exhibit E.

“Substitute Capital” has the meaning ascribed thereto in Section 3.3(b).

“Substituted Purchase Price” has the meaning ascribed thereto in Section 8.2 (d).

“Substituted Purchaser” has the meaning ascribed thereto in Section 8.2 (d).

“Taxes” shall mean all taxes, charges, fees, duties, levies or other assessments, including without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees’ income withholding and Social Security taxes, which are imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such Taxes.

“Tax Return” shall mean any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

“Tax Sensitive Beneficial Owner Group” means all Beneficial Owners of Shares other than (i) PGGM, (ii) PGGM’s direct or remote transferees with respect to such Shares, and (iii) the direct or indirect owners of PGGM or its transferees.

“Transfer” means to give, sell, assign, pledge, hypothecate, devise, bequeath or otherwise dispose of, transfer or permit to be transferred, during life or at death. The term “Transfer” when used as a noun, means any Transfer transaction.

“U.S. GAAP” means U.S. generally accepted accounting principles at the time in effect.

“U.S. Person” means a “U.S. Person” as such term is defined in Section 7701(a)(30) of the Code.

“Venture” means the limited liability company formed hereby.

“Venture Counsel” has the meaning ascribed thereto in Section 13.19.

ARTICLE 2

THE VENTURE

2.1                                 Formation of Venture. The Manager and the Members hereby form a limited liability company pursuant to the provisions of the Act, and the rights and liabilities of the Members shall be as provided in the Act except as herein otherwise expressly provided.

2.2                                 Venture Name and Principal Office. The name of the Venture shall be Behringer Harvard Baileys Venture, LLC or such other name as the Manager may determine. The principal place of business and the principal administrative office of the Venture shall be 15601 Dallas Parkway, Suite 600, Addison, Texas 75001. The Venture may change such office and may have such additional offices as the Manager may determine.

2.3                                 Office of and Agent for Service of Process. The registered office of the Venture in the State of Delaware shall initially be 1209 Orange Street, Wilmington, Delaware 19801 and the Venture’s agent for service of process on the Venture in the State of Delaware shall be The Corporation Trust Company. The Venture may change, at any time and from time to time, the location of such registered office and/or such registered agent upon written notice of the change to the Members.

2.4                                 Term of the Venture. The term of the Venture commenced on the date the Certificate was first filed with the Secretary of State of the State of Delaware. Unless sooner terminated as hereinafter provided or by operation of law, the term of the Venture shall continue until December 31, 2057.

2.5                                 Title to Assets. Record title to all assets acquired by the Venture shall be held in the name of the Venture, and no Member shall have any property interest in such assets.

2.6                                 Purpose and Powers.

(a)                                  The Venture is organized for the object and purpose of investing in the Project through the Subsidiary REIT, owning, managing, supervising and disposing of such investment as provided in this Agreement, sharing the profits and losses therefrom and engaging in such activities necessary, incidental or ancillary thereto and in any other lawful act or activity in furtherance of the foregoing for which limited liability companies may be organized under the Act. Notwithstanding any other provision of this Agreement, the Venture, and the Manager on behalf of the Venture, may execute, deliver and perform such agreements and documents as the Manager determines are necessary or desirable for the formation, organization and continuation of the Venture. Any provision herein regarding the purpose and powers of the Venture and the authorization of actions hereunder may be done through the Subsidiary REIT (and any subsidiary thereof). In furtherance of this purpose, subject to the limitations and restrictions set forth elsewhere in this Agreement, including, without limitation, Section 6.3 hereof, the Venture shall have all powers necessary, suitable or convenient for the accomplishment of the aforesaid purpose, as principal or agent, including, without limitation, all of the powers that may be exercised by the Manager on behalf of and, except as specifically provided herein, at the expense of, the Venture pursuant to this Agreement or the Act, and further including, without limitation, the following:

(i)                              to organize or cause to be organized the Subsidiary REIT and any subsidiary thereof and to act as manager of the Subsidiary REIT, and to exercise all of the powers, duties, rights and responsibilities associated therewith;

(ii)                           to borrow money, encumber assets (other than the Capital Commitments of the Members) and otherwise incur recourse and non-recourse indebtedness (including, without limitation, the issuance of guarantees of the payment or performance of obligations by any Person) in connection with or in furtherance of the acquisition or development or the financing or refinancing of the Project;

(iii)                        to improve, develop, redevelop, construct, reconstruct, maintain, renovate, rehabilitate, reposition, manage, lease, mortgage and otherwise deal with the assets and/or businesses of the Venture;

(iv)                       to lend money on a secured or unsecured basis and, if applicable, in connection therewith take as collateral a mortgage or pledge of any real or personal property and to extend or modify the terms of any such financing;

(v)                          to alter or restructure the Venture’s investment in the Project at any time during the term of the Venture without any precondition that the Manager make any distributions to the Members in connection therewith;

(vi)                       to make additional investments in the Project subsequent to the Venture’s initial investment in the Project (including, without limitation, additional investments made to finance an acquisition by the Subsidiary REIT or any capital improvements, tenant improvements or other improvements or alterations to any property constituting the Project or otherwise to protect the Venture’s investment in the Project or to provide working capital for the Project);

(vii)                      to invest the Venture’s funds in Permitted Temporary Investments;

(viii)                   to pay commissions, fees or other charges to Persons that may be applicable in connection with any transactions entered into by or on behalf of the Venture;

(ix)                           to open, maintain and close bank accounts and draw checks and other orders for the payment of moneys;

(x)                            to engage outside accountants, custodians, appraisers, attorneys, property managers, leasing brokers and any and all other third-party agents and assistants, both professional and nonprofessional, and to compensate them in such reasonable degree and manner as the Manager may deem necessary or advisable;

(xi)                         subject to Sections 2.6(b) and (c), to enter into, make and perform all contracts, agreements and other undertakings as may be necessary or advisable or incidental to carrying out its purpose, including, without limitation, such agreements as the Manager deems necessary or appropriate for the acquisition, development, operation, management, financing, sale or other disposition of the Project or as otherwise contemplated by this Agreement;

(xii)                             to sue and be sued, to prosecute, arbitrate, settle or compromise all claims of or against third parties, to compromise, arbitrate, settle or accept judgment with respect to claims of or against the Venture and to execute all documents and make all representations, admissions and waivers in connection therewith;

(xiii)                          to make any and all elections and filings for federal, state, local and foreign tax purposes, including, without limitation, any consent dividend IRS Form 972;

(xiv)                         to purchase, and otherwise enter into contracts of, insurance (including, without limitation, property and casualty insurance, terrorism insurance, and liability insurance in respect of any liabilities for which the Venture, the Manager or any other Indemnified Party would otherwise be entitled to indemnification under this Agreement);

(xv)                            to enter into and perform the terms of any credit facility as borrower or guarantor and cause the Subsidiary REIT to enter into and perform the terms of any credit facility as borrower, including, without limitation, repaying borrowings under any credit facility on behalf of the Venture;

(xvi)                         to do such other things and engage in such other activities as the Manager may deem necessary, convenient or advisable with respect to the conduct of the business of the Venture, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

(b)                                 (i)                                     Subject to Section 6.3(a)(i), the interest in the Project owned by the Venture may only be sold, exchanged or otherwise disposed of (A) by selling, exchanging or otherwise disposing of for cash the Venture’s Shares in the Subsidiary REIT or, subject to any other requirements of this Agreement, including, without limitation, Section 2.6(b)(ii), by selling, exchanging or otherwise disposing of for cash a Member’s interest in the Venture, or (B) in connection with a like-kind exchange of the Project pursuant to Section 1031 of the Code that does not result in the recognition of any taxable gain to the Subsidiary REIT, an involuntary conversion of the Project pursuant to Section 1033 of the Code that does not result in the recognition of any taxable gain to the Subsidiary REIT, or any other disposition or transfer that pursuant to a nonrecognition provision in the Code does not result in the recognition of any taxable gain to the Subsidiary REIT; provided that, in a transaction within the description of the foregoing clause (B) the Members agree on the asset or assets to be acquired as a result of such transaction.

(ii)                                  The Manager shall use “Best Efforts” (as defined below) to cause the Subsidiary REIT to satisfy the requirements for taxation as a Domestically-Controlled REIT; provided, however, that the Manager and its Affiliates shall not be required to engage in any transaction with, or on behalf of, the Venture or contribute additional capital to the Venture in connection with such obligation. For purposes of the foregoing sentence, the Manager’s “Best Efforts” means that (A) no Capital Contribution shall be accepted and no redemption of interests in the Venture shall be allowed if as a result thereof more than 49% of the interests in the

Subsidiary REIT would be held, directly or indirectly (including, without limitation, through the Venture) by Persons that are not U.S. Persons, and (B) no Transfer of less than all of the Venture’s interest in the Subsidiary REIT shall be permitted if such Transfer would result in the Subsidiary REIT no longer qualifying as a Domestically-Controlled REIT. In satisfying the requirements of this Section 2.6(b)(ii), in the absence of actual knowledge to the contrary, the Manager shall be entitled to rely upon the most recent written representations of the direct or indirect partners or members and prospective partners or members of the Venture regarding the extent to which they are, or are owned by, U.S. Persons.

(iii)                               The Manager shall cause the limited liability company agreement, charter or other governing document of the Subsidiary REIT to provide that any Transfer that, if effective, would result in the interests in the Subsidiary REIT being beneficially owned (as provided in Section 856(a) of the Code) by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of any interest in the Subsidiary REIT which would be otherwise beneficially owned (as provided in Section 856(a) of the Code) by the transferee and that the intended transferee shall acquire no rights in such interest.

(iv)                              The provisions of Sections 2.6(b)(i) and (ii) shall not apply if either (A) there is not at least one REIT Member or (B) the Venture has received a Qualifying Opinion (from counsel reasonably acceptable to PGGM) that there has been a change in applicable U.S. law that eliminates the material adverse tax consequence relating to the receipt by a REIT Member of Real Estate Proceeds.

ARTICLE 3

MEMBERS AND CAPITAL CONTRIBUTIONS

3.1                                 Members; Capital Contributions. The name, address and Capital Commitment of each Member shall be as set forth on Exhibit A. Unless otherwise agreed by each Member, the Members shall have no obligation to fund Capital Contributions to the Venture in excess of their respective Capital Commitments set forth on Exhibit A. The Members shall be required to make Capital Contributions under this Section 3.1 in connection with the Project, including the acquisition, development, improvement, financing (including any mezzanine financing), operation or maintenance by the Venture through the Subsidiary REIT of the Project or to pay any Organizational Expenses or Operating Expenses. The obligation of each Member to make any Capital Contribution with respect to the Project (including additional funding subsequent to the acquisition, development or financing of the Project) contemplated by this Section 3.1 is subject to the conditions concurrent that (i) (A) the Venture has acquired an interest in the Project or a binding commitment has been executed for the acquisition of an interest in the Project; (B) the Project has been substantially developed by the Manager, an Affiliate or a BH-Sponsored Investment Program; or (C) the Venture, directly or indirectly, has provided mezzanine or other financing for the Project or a binding commitment for the provision of such financing has been executed and, in any case, the applicable event under clause (A), (B) or (C) occurs no later than 120 days after the date of this Agreement (the “Acquisition Date”) and (ii) each other Member has made, or is concurrently making, its proportionate Capital Contribution. If the conditions in clauses (i) and (ii) have not been satisfied or waived on or before the Acquisition Date, then subject to the payment of any Organizational Expenses or Operating Expenses pursuant to Section 5.4, the Capital Contributions, if any, made by the Members pursuant to this Section 3.1 shall be returned to the Members, and this Agreement will terminate and be of no further force and effect.

3.2           Capital Calls. The Manager from time to time may call for payment on at least ten (10) Business Days’ prior notice of (i) each Member’s Capital Commitment, or any portion thereof, to the extent the conditions concurrent to the contribution obligations in Section 3.1 are met or (ii) additional Capital Contributions in accordance with Section 3.3. Each call for contributions of capital from the Members shall be made in accordance with their respective Percentage Interests. Except as otherwise provided in Section 3.3 or unless otherwise agreed by a Member, the amount of such Capital Call for a Member shall not exceed the amount of its Capital Commitment as set forth on Exhibit A. Except as otherwise provided in Section 3.3 or unless otherwise agreed by a Member, such Member shall not be required to fund a Capital Call other than as provided in Section 3.1.

3.3          Additional Capital Contributions.

(a)           If at any time, and from time to time, after the date on which each of the Members has made its Capital Contributions up to the amount of such Member’s Capital Commitment in accordance with Section 3.1 hereof, additional cash in excess of Net Cash Flow and other funds available to the Venture is required by the Venture (i) in order to pay any Organizational Expenses or Operating Expenses, or (ii) in respect of the Project, including in order to pay the costs of maintenance, repairs, capital improvements, replacements or other expenses necessary to comply with lease or other contractual obligations of the Subsidiary REIT (or any subsidiary thereof that owns the Project) and to keep the Project in good condition and repair, then the Manager may make a Capital Call for additional capital from the Members in proportion to their respective Percentage Interests in an amount believed in good faith by the Manager to be the amount needed to fund the cash needs of the Venture and in such event shall provide the Members with not less than ten (10) Business Days’ advance notice of the date on which such contributions are required to be made. Subject to Section 3.3(b), the Members shall make their respective additional Capital Contributions as and when requested in such notice.

(b)           In the event that BH MP declines to make its additional Capital Contribution in accordance with Section 3.3(a), the Manager shall be obligated to contribute, or to cause one or more of its Affiliates, or Behringer or its Affiliates, to contribute, an amount (the “Substitute Capital”) equal to the BH MP’s Capital Contribution specified in such Capital Call. Unless otherwise agreed by PGGM, such Persons shall contribute the Substitute Capital to the Subsidiary REIT. In consideration of the contribution of the Substitute Capital, the Subsidiary REIT shall issue Shares to the Person(s) contributing the Substitute Capital based on the value of the outstanding Shares of the Subsidiary REIT determined in accordance with this Section 3.3(b). The number of Shares to be issued by the Subsidiary REIT in consideration of the contribution of Substitute Capital shall equal the amount of such Substitute Capital divided by the value of a Share, which value shall be determined by the net asset value of the Subsidiary REIT, based upon the valuation of the Project specified in this Section 3.3(b) and the Subsidiary REIT’s interest in the Project and taking into account the fair value of any other assets and the liabilities of the Subsidiary REIT and the number of Shares outstanding immediately prior to the contribution of the Substitute Capital. The value of the Project shall be determined based on a valuation (or an update of the most recent valuation) that has been prepared within the three months preceding the contribution of the Substitute Capital to the Subsidiary REIT and made by the real estate valuation firm that prepared the most recent valuation of the Project for the Venture or another real estate valuation firm approved by Advisory Committee, or, if there is no previous valuation, upon a valuation that has been prepared by a real estate valuation firm approved by the Advisory Committee; provided that, if there has been any event that in the reasonable judgment of the Manager has had a material effect (whether beneficial or adverse) on the Project since the date of such valuation, a new valuation or an update of the most recent valuation shall be obtained for the valuation of the Project.

3.4             Failure to Make Capital Contributions.

(a)           If, for any reason, a Member (the “Defaulting Member”) fails to make a Capital Contribution under Section 3.1 (a “Default”), which Default continues for fifteen (15) days after notice from the Manager, the Member who has made, or is prepared to make, its contribution of such capital (the “Non-defaulting Member”) may, but shall not be obligated to, make a Default Loan to the Defaulting Member in accordance with Sections 3.4(b) through (e).

(b)           The Non-defaulting Member may, at its election, make a loan (a “Default Loan”) to the Defaulting Member of all of the amount that the Defaulting Member was obligated to contribute to the Venture. The Defaulting Member hereby irrevocably authorizes and directs the Non-defaulting Member to advance the proceeds of each Default Loan to the Venture. Receipt by the Venture of such proceeds shall constitute a Capital Contribution of, and a loan made by the Non-defaulting Member to, the Defaulting Member, and such Default Loan shall be legally enforceable to the same extent and in the same manner, subject to the terms of this Agreement, as if such proceeds were loaned directly to the Defaulting Member and contributed by the Defaulting Member to the Venture. The making of a Default Loan to the Defaulting Member shall not cure the default by the Defaulting Member.

(c)           Each Default Loan shall bear interest on the unpaid principal amount thereof from time to time outstanding from the date advanced until repaid, at the lesser of (i) six percent (6%) per annum plus the prime commercial lending rate that Citibank, N.A., New York announces from time to time to be in effect and (ii) the Maximum Rate permitted by Applicable Law, and all payments made thereon shall be applied first toward payment of unpaid accrued interest and then (if anything remains) toward payment of principal. Each Default Loan, both principal and interest, shall be due and payable from the Defaulting Member to the Non-defaulting Member who has made such loan upon demand by such Non-defaulting Member, and the Non-defaulting Member shall have and is hereby granted a first and prior lien and security interest upon the Interest of the Defaulting Member and all amounts, payments and proceeds becoming distributable or payable by the Venture to such Defaulting Member to secure repayment of the Default Loan.

(d)           In no event shall the aggregate of the interest on a Default Loan, plus any other amounts paid in connection with the Default Loan that under Applicable Law would be deemed “interest,” ever exceed the maximum amount of interest which, under Applicable Law, could be lawfully charged on such Default Loan. The Defaulting Member and Non-defaulting

Member making the Default Loan specifically intend and agree to limit contractually the interest payable on each Default Loan to not more than an amount determined as being at the Maximum Rate. Therefore, none of the terms of a Default Loan or any other instruments pertaining to or securing a Default Loan shall ever be construed to create a contract to pay interest at a rate in excess of the Maximum Rate, and neither the Defaulting Member nor any other party liable therefor shall ever be liable for interest in excess of that determined as being at the Maximum Rate. The provisions of this Section 3.4(d) shall control over all provisions of or respecting a Default Loan and of any other instruments pertaining to or securing a Default Loan. If any amount of interest taken or received by the Non-defaulting Member shall be in excess of the maximum amount of interest that, under Applicable Law, could lawfully have been collected on a Default Loan, then the excess shall be deemed to have been the result of a mathematical error by the parties hereto and shall be refunded promptly to the Defaulting Member. All amounts paid or agreed to be paid in connection with the indebtedness evidenced by a Default Loan that would under Applicable Law be deemed “interest” shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full term of such Default Loan. “Applicable Law” means the law in effect from time to time and applicable to a Default Loan that permits the charging and collection of the highest permissible lawful nonusurious rate of interest on a Default Loan, including laws of the United States of America and, to the extent applicable to a given Default Loan, laws of the State of Virginia. “Maximum Rate” means the maximum lawful nonusurious rate of interest (if any) that under Applicable Law the Non-defaulting Member is permitted to charge the Defaulting Member on a Default Loan from time to time.

(e)           If a suit or other proceeding in any court shall be instituted for collection of a Default Loan or enforcement of the lien and security interest securing payment of same, the Defaulting Member, in addition to all other remedies available at law or in equity in connection with such Default, shall be liable for all court costs and reasonable attorneys’ fees and other collection costs thereby incurred, payment of which shall likewise be secured by said security interest and lien. A Member who becomes a Defaulting Member shall continue to be a Defaulting Member until all Default Loans made to such Member have been fully repaid, both as to principal and interest and costs, and all amounts due from the Defaulting Member to the Venture and the Non-Defaulting Member in connection with such Default Loans shall have been paid in full. Notwithstanding anything to the contrary in Article 5, all amounts of Net Cash Flow and any other payments and proceeds which become distributable or payable to a Defaulting Member shall be paid, first, to discharge all accrued and unpaid interest and the outstanding principal (in that order) of the Default Loans made to the Defaulting Member, and second (if anything remains), to pay all remaining amounts due to the Venture from the Defaulting Member (with any amounts applied to discharge a Default Loan and any costs or expenses in connection therewith being treated as having been distributed to the Defaulting Member).

(f)            Notwithstanding anything to the contrary contained in this Agreement, during the period that any Member is a Defaulting Member with respect to a Capital Call, such Member’s Consent, whether otherwise required directly or indirectly, shall not be required in order for the Venture to make or to implement any Major Decision, and any action, decision or other matter set forth in Section 6.3(a) as a “Major Decision” shall cease to be a Major Decision during such period.

3.5           Return of Capital Contributions. Except as otherwise expressly provided herein, (i) the Capital Contributions of a Member will be returned to that Member only in the manner and to the extent provided in this Article 3 and in Articles 5 and 9, (ii) except to the extent provided in this Article 3 and in Articles 5 and 9, no Member shall have any right to demand or receive the return of any Capital Contribution to the Venture, and (iii) subject to Section 8.2, no Member shall have the right or, subject to Sections 8.2 and 10.3(a)(ii), the obligation to receive a distribution of property other than cash. No Member shall be entitled to interest on any Capital Contribution or Capital Account notwithstanding any disproportion therein as between the Members. No Member shall be liable for the return of any portion of the Capital Contributions of the Members, and the return of such Capital Contributions shall be made solely from, and to the extent of, available Venture assets. No Member shall be entitled to withdraw from the Venture.

3.6           Capital Account. The Venture shall establish and maintain throughout the life of the Venture for each Member a separate capital account (“Capital Account”) in accordance with Section 704(b) of the Code. Such Capital Account shall be increased by (i) the amount of the Capital Contributions made by such Member to the Venture pursuant to this Agreement, and (ii) all items of income and gain allocated to such Member pursuant to Section 4.1; and such Capital Account shall be decreased by (A) the amount of cash and property distributed to such Member pursuant to this Agreement and (B) all items of loss and deduction allocated to such Member pursuant to Section 4.1. Any other Venture item which is required or authorized under Section 704(b) of the Code to be reflected in the Capital Accounts shall be so reflected.

3.7           Transfer of Capital Account. The original Capital Account established for each transferee shall be in the same amount as the Capital Account or portion thereof of the Member which such transferee succeeds, at the time such transferee is admitted to the Venture. The Capital Account of any Member whose Percentage Interest shall be increased by means of the Transfer to it of all or part of the Interest of another Member shall be appropriately adjusted to reflect such Transfer. Any reference in this Agreement to a Capital Contribution of, or distribution to, a then-Member shall include a Capital Contribution or distribution, as the case may be, previously made by or to any prior Member on account of the Interest of such then-Member.

3.8           Tax Matters Partner. BH REIT shall be the Venture’s “Tax Matters Partner” (as such term is defined in Section 6231(a)(7) of the Code), with all of the powers that accompany such status (except as otherwise provided in this Agreement). Promptly following the written request of the Tax Matters Partner, the Venture shall, to the fullest extent permitted by law, reimburse and indemnify the Tax Matters Partner for all reasonable expenses, including, without limitation, reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Partner in connection with any administrative or judicial proceeding with respect to the tax liability of the Members. The provisions of this Section 3.8 shall survive the termination of the Venture and shall remain binding on the Members for as long a period of time as is necessary to resolve with the Internal Revenue Service any and all matters regarding the U.S. federal income taxation of the Venture or the Members.

3.9           Liability for Venture’s Obligations. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Venture, whether arising in contract, tort or otherwise,

shall be solely the debts, obligations and liabilities of the Venture, and the Members shall not be obligated personally for any such debt, obligation or liability solely by reason of being a Member of the Venture. Each Member shall be obligated to make payment of its contributions of capital as and when due hereunder and other payments as provided in this Agreement.

ARTICLE 4

ALLOCATIONS

4.1           Allocation of Profits and Losses.

(a)           Except as otherwise provided in this Section 4.1, Profits and Losses shall be allocated among the Members in accordance with their respective Percentage Interests.

(b)           Notwithstanding anything to the contrary in this Agreement, Profits and Losses shall be allocated as though this Agreement contained (and there is hereby incorporated herein by reference) a qualified income offset provision which complies with Treas. Reg. § 1.704-1(b)(2)(ii)(d) and minimum gain chargeback and partner minimum gain chargeback provisions which comply with the requirements of Treas. Reg. § 1.704-2.

(c)           In the event that any amounts paid or payable to any Member or any Affiliate which the Venture deducted or intended to deduct are disallowed as deductions for federal income tax purposes (or it is determined that such amounts are no longer allowable as deductions), (i) the amounts thus disallowed or no longer allowable will be allocated to the Member which received them (or whose Affiliate received them) as income, and (ii) notwithstanding any provision herein to the contrary, the balance of the redetermined income or loss of the Venture for the taxable year in question shall, to the extent permitted by law, be allocated among the Members to obtain the same allocation of Venture income or loss (after giving effect to the income allocated pursuant to clause (i) hereof) as would have been obtained for such taxable year if the amounts thus disallowed or no longer allowable had been proper deductions by the Venture.

4.2           Tax Allocations.

(a)           Items of taxable income, gain, loss and deduction shall be determined in accordance with Section 703 of the Code, and except as otherwise provided in this Section 4.2, the Members’ distributive shares of such items for purposes of Section 702 of the Code shall be determined according to their respective shares of Profits or Losses (or items thereof) to which such items relate.

(b)           In accordance with Section 704(c) of the Code and the regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Venture shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Venture for federal income tax purposes and its fair market value as of the date of contribution. In the event the book value of any Venture property is adjusted pursuant to the Venture’s maintenance of Capital Accounts, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its book value for Capital Account purposes in the same manner as under Section 704(c) of the Code and the regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement.

(c)           Allocations pursuant to this Section 4.2 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses or distributions pursuant to any provision of this Agreement.

ARTICLE 5

DISTRIBUTIONS AND EXPENSES

5.1           Distributions of Net Cash Flow. The Net Cash Flow of the Venture, as determined by the Manager, shall be distributed no less frequently than quarterly to the Members in accordance with their respective Percentage Interests.

5.2           Tax Provisions. In the event the Venture is subject to any tax or other obligation that is attributable to the Interest of one Member, but not all the Members, such tax or other obligation shall be specially allocated to, and charged against the Capital Account of, such Member, and the amounts otherwise distributable to such Member pursuant to this Agreement shall be reduced by such amount but shall nevertheless be deemed to be a distribution of such amount to such Member for all purposes of this Agreement.

5.3           Priority. Notwithstanding any other provision of this Agreement, it is specifically acknowledged and agreed by each Member that the Venture’s failure to pay any distribution pursuant to Section 5.1 to such Member shall not give such Member creditor status with regard to such unpaid amount; but rather, such Member shall be treated only as a Member of whatever class such Person is a Member, and not as a creditor, of the Venture. This Section 5.3 is, as permitted by Section 18-606 of the Act, intended to override the provisions of Section 18-606 of the Act relating to a member’s status and remedies as a creditor, to the extent that such provisions would be applicable in the absence of this Section 5.3.

5.4           Expenses.

(a)           Organizational Expenses. The Members shall bear, either directly or indirectly through the Venture, all out-of-pocket costs (including, without limitation, legal and accounting fees and expenses) incurred in connection with the formation and organization of the Venture, the Subsidiary REIT and any subsidiary thereof (“Organizational Expenses”) in accordance with their respective Percentage Interests. The Manager may make one or more Capital Calls in accordance with Article 3 in order to enable the Venture to pay (or, if applicable, to reimburse to the Manager or its Affiliates) any Organizational Expenses.

(b)           Operating Expenses. The Venture shall bear all other costs and expenses of the Venture’s activities and operations, including without limitation, the following: (i) Taxes of the Venture, fees and expenses of professional advisors to the Venture, premiums for insurance (including, without limitation, error and omissions, directors and officers and other forms of liability insurance (other than the cost of liability insurance for the Manager, its Affiliates and any of their respective officers, directors, partners, members, shareholders and employees)) protecting the Venture, the Manager and other Indemnified Persons and litigation costs of the Venture; (ii) administrative expenses related to the Venture, including without limitation, fees and expenses of accountants, lawyers and other professionals incurred in connection with the Venture’s annual audit, financial reporting, legal opinions and preparation of Tax Returns; (iii) the Venture’s proportionate share of all fees, costs and expenses incurred in evaluating, developing, negotiating, structuring, acquiring, holding, appraising, financing, selling or otherwise disposing of or otherwise dealing with the Subsidiary REIT and the Project (or the Venture’s interest therein) pursued for the Venture in accordance with the terms of this Agreement, whether or not the Venture actually invests therein (including, without limitation, any “dead deal” costs, travel, legal, accounting, due diligence, projections, valuations and other fees and out-of-pocket expenses related thereto); (iv) all fees and expenses incurred in connection with obtaining independent, third-party valuations of the Venture pursuant to Section 12.6; (v) indemnification expenses incurred pursuant to Section 7.2; and (vi) all other customary fees, costs and expenses of the Venture (collectively, “Operating Expenses”). The Manager may make one or more Capital Calls in accordance with Article 3 in order to enable the Venture to pay any Operating Expenses.

ARTICLE 6

MANAGEMENT RIGHTS, DUTIES, AND POWERS OF THE
MANAGER; TRANSACTIONS INVOLVING
THE MANAGER OR ITS AFFILIATES;
ADDITIONAL OR SUCCESSOR MANAGER

6.1           Management of the Venture.

(a)           Right, Power and Authority of Manager. Except as provided in this Agreement, the Manager shall have the right, power and authority to manage and control the day-to-day affairs of the Venture. Subject to Sections 6.2 and 6.3 and except for any other provision of this Agreement that requires the Consent of the Members, any action taken by the Manager on behalf of the Venture shall constitute the act of, and serve to bind, the Venture. Without limiting the generality of the foregoing, it is understood and agreed that the Manager may enter into letters of intent, purchase agreements or other commitments relating to the acquisition or development of the Project on behalf of the Venture and in anticipation of the purchase or development of the Project by the Subsidiary REIT (or a subsidiary thereof), it being acknowledged that any liability thereby incurred by the Manager in connection therewith shall be subject to indemnification under Section 7.2. In no event shall any Person dealing with the Manager with respect to the conduct of the affairs of the Venture be obligated to ascertain that the terms of this Agreement have been complied with or be obligated to inquire into the necessity or expediency of any action of the Manager. The Manager shall be required to devote only such time to the business of the Venture as is reasonably necessary to perform its obligations under this Agreement.

(b)           Reliance on Officers of the Manager. It is understood and agreed that each officer of the Manager may act for and in the name of the Manager under this Agreement.

In dealing with any officer of the Manager acting for or on behalf of the Venture, no Person shall be required to inquire into, and Persons dealing with the Venture are entitled to rely conclusively on, the right, power and authority of any officer of the Manager to bind the Venture.

(c)           No Obligation Other Than As Set Forth Herein. The Manager and its Affiliates shall not be obligated to do or perform any act or thing in connection with the business of the Venture not expressly set forth in this Agreement.

6.2           Operating Plans.

(a)           Initial Operating Plan. The Manager shall prepare, or have prepared, an initial operating plan (the “Initial Operating Plan”) for the Project and submit the Initial Operating Plan to BH MP for its review and approval prior to the date of the Venture’s acquisition of an ownership interest in the Project. The Initial Operating Plan shall cover the period from the Venture’s acquisition of an ownership interest in the Project through the end of the first full fiscal year of the Venture following such acquisition and shall contain all material pertinent leasing, financing, operational and disposition information together with a detailed budget of projected operating and capital expenses and revenues and any other information deemed appropriate by the Manager for the Project, to the extent applicable. BH MP may make comments on and suggestions for the Initial Operating Plan, and if accepted by the Manager in its reasonable discretion, such comments and suggestions shall be incorporated into a revised Initial Operating Plan. Upon approval by BH MP of the Initial Operating Plan (as revised, if applicable), the Manager shall have the operations of the Project conducted in all material respects in accordance with the Initial Operating Plan (as revised, if applicable) through the end of such first full year, except for any action or expenditure the Manager deems reasonably necessary or appropriate in the event of any emergency situation affecting the Project, as determined by the Manager in its reasonable discretion. After the receipt of the Consent of BH MP for the Initial Operating Plan (as revised, if applicable), any material deviation from or amendment to the Initial Operating Plan shall be submitted to BH MP for its Consent, except for any action or expenditure the Manager deems reasonably necessary or appropriate in the event of an emergency situation affecting the Project, as determined by the Manager in its reasonable discretion. Except as otherwise provided herein in the event of an emergency situation affecting the Project, the Initial Operating Plan and each amendment thereto or deviation therefrom in any material respect shall require the approval of BH MP, and the operations of the Project after the acquisition of the Venture’s ownership interest in the Project shall not commence until BH MP has approved the Initial Operating Plan.

(b)           Subsequent Operating Plans. Thirty days before the end of the Venture’s first full fiscal year after the acquisition of its ownership interest in the Project and each subsequent fiscal year of the Venture, the Manager shall prepare, or cause to be prepared, and submit to BR MP for its review and approval an operating plan (a “Subsequent Operating Plan”) for the Project for the next succeeding fiscal year of the Venture. Each Subsequent Operating Plan for the Project shall contain all material pertinent leasing, financing, operational and disposition information together with a detailed budget of projected operating and capital expenses and revenues and any other information deemed appropriate by the Manager for the applicable fiscal year. BH MP may make comments on and suggestions for the Subsequent Operating Plan, and if accepted by the Manager in its reasonable discretion, such comments and suggestions shall be incorporated into a revised Subsequent Operating Plan for such Project. Upon receiving the Consent of BH MP for the Subsequent Operating Plan (as revised, if applicable), the Manager shall cause the operations of the Project for the applicable fiscal year to be conducted in all material respects in accordance with such Subsequent Operating Plan. If BH MP has not granted its Consent to a Subsequent Operating Plan for the Project prior to the beginning of the fiscal year for which the Subsequent Operating Plan is intended to be used, the Manager shall cause the operations of the Project to be conducted in all material respects in accordance with the operating plan for the immediately preceding fiscal year (the “Prior Operating Plan”); provided that, (i) the Manager may make such adjustments to the Prior Operating Plan as the Manager reasonably deems necessary or appropriate under the circumstances, except that, other than as permitted by clause (iii) of this Section 6.2, the Manager may not increase any items of operating or capital expenses in excess of the amounts permitted by clause (ii) of this Section 6.2 without the Consent of BH MP, (ii) the Manager may increase each item of operating and capital expenses in the Prior Operating Plan by up to 5%, and (iii) in the event of an emergency situation affecting the Project, as determined by the Manager in its reasonable discretion, the Manager may take, or cause to be taken, such action in respect of such emergency situation as the Manager deems reasonably necessary or appropriate; provided that, the Manager promptly advises BH MP of such emergency situation and such action taken or caused to be taken. After its approval by BH MP, any material deviation from or amendment to an approved Subsequent Operating Plan shall require the Consent of the Members pursuant to Section 6.3, except for any action or expenditure the Manager deems reasonably necessary or appropriate in the event of an emergency situation affecting the Project, as determined by the Manager in its reasonable discretion.

6.3           Major Decisions.

(a)           Notwithstanding anything to the contrary contained in this Agreement (except as otherwise provided in Section 3.4(f) or permitted in accordance with Section 6.2), the Manager shall have no authority on behalf of the Venture to take any action, make any decision, expend any sum or undertake or suffer any obligation if to do so would constitute a Major Decision, unless such Major Decision is approved in advance in writing by all of the Members (or, in the case of clause (vii) below, by the affected Member(s)) As used herein, “Major Decision” means any decision of the Venture to do or take any of the following actions:

(i)            selling or otherwise disposing of the Project (including without limitation, the sale of the Venture’s interest therein), or causing the Subsidiary REIT to sell or otherwise dispose of the Project, or any other property having a value in excess of $100,000, or Transferring any material interest therein;

(ii)           selling any additional interests in the Venture or the Subsidiary REIT (other than, in the case of the Subsidiary REIT, such number of Shares as the Manager may reasonably determine to be necessary or appropriate to permit the Subsidiary REIT to qualify or maintain its status as a REIT or as provided in Section 3.3(b)); provided that, the sale of an interest in the Venture to the developer of the Project and the admission of such developer as a member of the Venture shall not require the Consent of the Members.

(iii)          incurring, materially restructuring or materially modifying any indebtedness of the Venture or the Subsidiary REIT in excess of $100,000 or causing the Venture or the Subsidiary REIT to become liable as an endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person in excess of $100,000 other than in accordance with the Initial Operating Plan or the applicable Subsequent Operating Plan, as the case may be, except for (A) indebtedness of the Venture or the Subsidiary REIT arising in the ordinary course of business for trade payables, wages, taxes or otherwise for goods or services rendered or provided to the Venture or the Subsidiary REIT, and (B) endorsements of the Venture or the Subsidiary REIT for deposit or collection of checks, drafts and similar instruments received by the Venture or the Subsidiary REIT in the ordinary course of business;

(iv)          establishing sale objectives and parameters in respect of the Project or the Venture’s interest therein that are contrary to the Investment Guidelines or making any material deviation from, waiver of or amendment to the Investment Guidelines;

(v)           causing or permitting the Venture or the Subsidiary REIT to mortgage, pledge or hypothecate the Project (except pursuant to leases entered into in the ordinary course of business) to secure any indebtedness for borrowed money of the Venture other than in accordance with the Initial Operating Plan or the applicable Subsequent Operating Plan, as the case may be;

(vi)          calling for or requiring any Capital Contribution from a Member such that the aggregate Capital Contributions of such Member would be in excess of its Capital Commitment, except as otherwise agreed by the Members or as otherwise provided in Section 3.3 hereof;

(vii)         making any Tax election or decision affecting the Tax treatment of any or all of the Members in connection with its or their participation in the Venture other than as contemplated by Section 3.8;

(viii)        determining that the Subsidiary REIT shall no longer qualify and operate as a REIT;

(ix)           adopting and implementing a Subsequent Operating Plan or making any material deviation from or amendment to the Initial Operating Plan or a previously approved Subsequent Operating Plan other than as contemplated by Section 6.2; or

(x)            Transferring any interest in the Venture to any Person or admitting any Person as a Member of the Venture except in accordance with the proviso of Section 6.3(a)(ii) or Article 8.

(b)           In connection with any proposed Consent to a Major Decision, the Manager shall provide the Members with such information as they may reasonably request and as shall be reasonably available to the General Partner for the Members (or, in the case of clause (vii) of Section 6.3(a), the affected Member(s)) to make a prudent judgment whether to approve or disapprove the proposed action. The Manager shall give the Members not less than 10 Business Days’ advance written notice of, and request their Consent to, each proposed Major Decision. Should a Member fail to respond to a Consent request with respect to a Major

Decision within 10 Business Days from when such notice is given, such Member shall conclusively be deemed to have granted its Consent to such Major Decision (other than a Major Decision identified in Section 6.3(a)(i), (ii) or (vii), which shall require the affirmative Consent of each Member or, in the case of Section 6.3(a)(vii), the affected Member(s)) and shall waive any right to withdraw such Consent or otherwise object to such Major Decision, provided that the notice must indicate that it will become effective at the expiration of the 10 Business Day period in order to become effective in such manner.

6.4           Business with Affiliates; Other Activities.

(a)           The Venture, directly or through the Subsidiary REIT, may invest in the Project, notwithstanding that Behringer, any of its Affiliates or any BH-Sponsored Investment Program holds a material (or lesser) interest in the Project or that the Project has been recently developed by, or is to be developed by, Behringer, any of its Affiliates or any BH-Sponsored Investment Program, and, subject to Sections 2.6(b) and 6.3(a)(i), may sell, assign or otherwise Transfer interests in the Project or other assets of the Venture or the Subsidiary REIT to, and otherwise enter into a joint venture or other partnership or co-ownership arrangement with, Behringer, any of its Affiliates or any BH-Sponsored Investment Program.

(b)           The Venture, directly or through the Subsidiary REIT (and any other Person to which any of the foregoing are related or in which any of the foregoing are interested), may, as necessary or appropriate, engage in any transaction with or employ or retain Behringer or any of its Affiliates to provide services (including, without limitation, administration, accounting, construction management, data processing, development, engineering, environmental, financing, insurance brokerage, management and servicing, leasing, legal, market research, mortgage financing, property management or other similar services) that would otherwise be performed for the Venture or the Subsidiary REIT by third parties on terms (including, without limitation, the consideration to be paid) that are determined by the Manager to be fair and reasonable to the Venture or the Subsidiary REIT, as the case may be, and such Persons may receive from the Venture (and any such other Person) compensation (including, without limitation, salary, salary related employment costs and expenses of the employees who provide such services and other overhead expenses allocable thereto, as reasonably determined by the Manager based on the time expended by the employees who render such services or on a project-by-project basis) in addition to that expressly provided for in this Agreement. It is expressly acknowledged and agreed that the Manager may cause the Subsidiary REIT (or any subsidiary thereof that owns the Project) to engage the Management Company (or another Affiliate of Behringer), to perform property management, leasing and related services for the Project for a fee equal to the lesser of (i) 3.75% of the gross revenues from the Project and (ii) the amount that an Affiliate of Behringer or BH REIT otherwise pays to the Management Company (or such other Affiliate) for property management, leasing and related services.

(c)           Nothing herein contained shall prevent or prohibit Behringer, any of its Affiliates, or any of their respective trustees, officers, directors, members, partners, employees or shareholders from acquiring, developing, investing in, managing, leasing or otherwise dealing in real property of any kind or nature for its own account or that of any of its Affiliates or third parties or from entering into, engaging in or conducting any other activity or performing for a fee any service (including, without limitation, engaging in any business dealing with real property of any type or location, acting as a director, officer or employee of any corporation, as a trustee of any trust, as a general partner of any partnership, as a member or manager of any limited liability company or as an official of any other Entity, or receiving compensation for services to, or participating in profits derived from, the investments of any such corporation, trust, partnership, limited liability company or other Entity, regardless of whether such activities are competitive with the Venture or the Project). The fact that Behringer or its Affiliates may encounter opportunities to purchase, otherwise acquire, lease, sell or otherwise dispose of real or personal property and may take advantage of such opportunities themselves or introduce such opportunities to other Persons in which it has or has not any interest, shall not subject Behringer or its Affiliates to liability to the Venture or any of the Members (or any of the direct or indirect partners or members of the Members) on account of the lost opportunity.

6.5           Maintenance of Domestic Status. The Manager hereby agrees that, notwithstanding anything herein to the contrary, unless caused, consented to or induced by PGGM or any Affiliate thereof, either directly or through BH MP, neither the Manager nor any of its Affiliates will (a) voluntarily take any action that, to the knowledge of the Manager, would result in a Domestic Status Loss, or (b) permit to occur any action that is within its reasonable control to prevent and that, to the knowledge of the Manager, would result in a Domestic Status Loss. The provisions of this Section 6.5 shall not apply if there is not at least one REIT Member.

6.6           Tax Status. Each Member agrees to take commercially reasonable actions to assist the other Member in achieving the most favorable tax treatment for such other Member (and the owners of such Member); provided that, no Member shall be required to take or permit any action which (a) creates any risk of material adverse economic or tax consequences for such Member (or the owners of such Member), unless the requesting Member agrees to reimburse each such Person that may be subject to such consequences for all adverse economic and tax consequences, or (b) is contrary to law.

6.7           Liability for Venture’s Obligations. The debts, obligations and liabilities of the Venture, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Venture, and neither the Members nor the Manager shall be obligated personally for any such debt, obligation or liability of the Venture by reason of being the Members or the Manager of the Venture.

6.8           Additional or Successor Manager. The Manager may delegate its rights and powers as a manager under this Agreement and the Act, and may admit to the Venture as an additional or successor Manager, any of its Affiliates, Behringer or any of its Affiliates without the Consent of any Member, provided that, the Manager arranges for such Person(s) to be bound by the provisions of this Agreement by having such Person(s) execute such documents as may be reasonably required to make such Person(s) party to this Agreement as an additional or successor Manager(s). In the event that any such Person is admitted as an additional Manager, the Manager and such additional Manager shall share in the rights and powers, as well as any duties and obligations, under this Agreement and the Act in such manner and to such extent as the Manager and such additional Manager may agree. In the event that any such Person is admitted as a successor Manager, the Manager shall thereupon cease to have any rights, powers, duties or obligations under this Agreement and the Act, and such Person, as the successor Manager, shall assume all such rights, powers, duties and obligations previously held by the Manager. Except as provided in this Section 6.8, the Manager may not admit any Person as an additional or successor Manager without the Consent of the Members.

6.9           Removal of Manager for Cause. Notwithstanding anything herein to the contrary, BH MP shall have the sole right to elect to remove the Manager for Cause. Upon the occurrence of any event constituting Cause for its removal, the Manager shall deliver written notice of such event to BH MP within five (5) Business Days of the occurrence of such event. BH MP shall exercise its right to remove the Manager, if at all, by delivering to the Manager written notice of such election within twenty (20) Business Days of the delivery of the notice of Cause from the Manager. In the event BH MP shall exercise the right to remove the Manager, BH MP shall promptly (but in no event later than ten (10) Business Days after its exercise of the right of removal) appoint a successor Manager of the Venture. Upon the removal of the Manager the Venture shall file an amendment to its Certificate evidencing the removal of the Manager as manager of the Venture.

ARTICLE 7

LIMITATIONS ON LIABILITY AND INDEMNIFICATION

7.1           Limitation of Liability. To the maximum extent permitted under the Act in effect from time to time, neither the Manager nor any other Indemnified Person shall be liable to the Venture or to any Member for (a) any act or omission performed or failed to be performed by it, or for any losses, claims, costs, damages or liabilities arising from any such act or omission, except to the extent such loss, claim, cost, damage or liability results from such Indemnified Person’s gross negligence, willful misconduct, fraud or a material breach of this Agreement, (b) any tax liability imposed on the Venture or (c) any losses due to the negligence (gross or ordinary), dishonesty or bad faith of any agents of the Venture, as long as such persons are selected with reasonable care. Without limiting the generality of the foregoing, each Indemnified Person shall, in the performance of his, her or its duties, be fully protected in relying in good faith upon the records of the Venture and upon information, opinions, reports or statements presented to such Indemnified Person by the Manager or by any other Person as to matters such Indemnified Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Venture. Any repeal or modification of this Section 7.1 shall not adversely affect any right or protection of a Person existing at the time of such repeal or modification.

7.2           Indemnification.

(a)           Advancement of Expenses. In the event that the Manager, any of its Affiliates or any directors, officers, shareholders, partners, members, employees, trustees, representatives or agents of any of them (each, an “Indemnified Person” and collectively, the “Indemnified Persons”) becomes involved in any capacity in any threatened, pending or completed action, proceeding or suit, whether civil, criminal, administrative or investigative, by reason of the fact that it, he or she was a manager, officer, employee, representative or agent of the Venture, the Manager or otherwise authorized to act hereunder or in connection herewith or otherwise failed to act in connection with the business or affairs of the Venture or one of its direct or indirect subsidiaries or otherwise is or was serving at the Venture’s or one of the

Venture’s direct or indirect subsidiary’s request as a director, trustee, officer, partner, employee or agent of another Entity, the Venture will periodically reimburse such Indemnified Person for its reasonable legal and other expenses (including, without limitation, the costs of any investigation and preparation) incurred in connection with such involvement, provided that such Indemnified Person shall promptly repay to the Venture the amount of any such reimbursed expenses paid to it if it is ultimately determined by a court having appropriate jurisdiction in a decision that is not subject to appeal, that such Indemnified Person is not entitled to be indemnified by the Venture under this Section 7.2.

(b)           Indemnification. To the maximum extent permitted under the Act in effect from time to time, the Venture shall indemnify, defend and hold harmless any Indemnified Person against any losses, claims, costs, damages or liabilities to which such Indemnified Person may become subject in connection with the business or affairs of the Venture or one of its direct or indirect subsidiaries or serving at the Venture’s or one of the Venture’s direct or indirect subsidiary’s request as a director, trustee, officer, partner, employee or agent of another Entity, except to the extent that any such loss, claim, cost, damage or liability results from the gross negligence, willful misconduct, fraud or a material breach of this Agreement of such Indemnified Person. If for any reason (other than the gross negligence, willful misconduct, fraud or material breach of this Agreement of such Indemnified Person) the foregoing indemnification is unavailable to such Indemnified Person, or is insufficient to hold it harmless, then the Venture shall contribute to the amount paid or payable to the Indemnified Person as a result of such loss, claim, cost, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Venture on the one hand and such Indemnified Person on the other hand but also the relative fault of the Venture and such Indemnified Person, as well as any relevant equitable considerations.

(c)           Successors. The reimbursement, indemnity and contribution obligations of the Venture under this Section 7.2 shall be in addition to any liability which the Venture may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Venture, the Manager and any other Indemnified Person. The foregoing provisions shall survive any termination of this Agreement and any amendment to such provisions shall not reduce the Venture’s indemnity obligation with respect to any act or omission occurring prior to the date of such amendment.

(d)           Exclusivity. The indemnification provided by this Section 7.2 shall not be deemed to be exclusive of any other rights to which the Indemnified Person may be entitled under any agreement or as a matter of law, or otherwise, both as to action in an Indemnified Person’s official capacity and to action in another capacity, and shall continue as to an Indemnified Person who has ceased to have an official capacity for acts or omissions during such official capacity or otherwise when acting at the request of the Manager and shall inure to the benefit of the heirs, successors and administrators of such Indemnified Person.

(e)           Limitation. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 7.2 shall not be construed as to provide for the indemnification of any Indemnified Person for any liability (including, without limitation, liability under U.S. federal securities laws which, under certain circumstances, impose liability on Persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 7.2 to the fullest extent permitted by law.

(f)            Reliance. An Indemnified Person may rely upon and shall be protected in acting or refraining from action upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(g)           Consultation. An Indemnified Person may consult with counsel, accountants and other experts reasonably selected by it, and any opinion of an independent counsel, accountant or expert retained with reasonable care shall be full and complete protection in respect of any action taken or suffered or omitted by the Indemnified Person hereunder in good faith and in accordance with such opinion.

ARTICLE 8

TRANSFER OF MEMBERS’ INTERESTS IN THE VENTURE;

BUY/SELL

8.1           Transfers of a Member’s Interest.

(a)           No Member may Transfer all or any portion of its Interest or have any transferee admitted as a substituted Member in respect of such Interest or any portion thereof without the prior written Consent of the Manager, which Consent may be withheld in the sole discretion of the Manager. In the event a Member desires to secure permission to Transfer its Interest or any portion thereof, it shall notify the Manager in the manner described in Section 13.1 hereof and shall deliver such information to the Manager as it may request, including, if requested, evidence reasonably satisfactory to the Manager with respect to (i) compliance with applicable federal and state securities laws and (ii) any other appropriate laws or regulations. No Transfer may be made if it would violate applicable federal or state securities laws or other laws or regulations.

(b)           In the event any Member desires to Transfer all or any portion of its Interest in the Venture (and the Manager Consents thereto) the Transferring Member shall arrange for its transferee to be bound by the provisions of this Agreement by having such transferee execute such documents as shall be reasonably required by the Manager to make the transferee a party to this Agreement and by delivering the same to the Manager together with such other information that may be reasonably requested by counsel to the Manager. The transferee of all or any portion of the Interest of a Member shall become a substituted Member as to the Interest (or portion thereof) thus Transferred upon the written Consent of the Manager, which Consent may be granted or withheld in the sole discretion of the Manager. Any such substituted Member shall succeed to all of the rights and assume all of the obligations of the Member to the extent of the portion of the Interest in the Venture which has been Transferred to such substituted Member. A transferee of all of any portion of the Interest of a Member who is not a substituted Member shall have the right to receive allocations of income, gain, loss and deduction and distributions of Net Cash Flow and other distributions pursuant to this Agreement, but shall have no other rights hereunder, and neither the transferor nor the transferee shall have the right to vote with respect to any Interest so Transferred. The effective date of any Transfer under Section 8.1 (a) or (b) shall be the date on which the transferee executes and delivers to the Manager the documents required by the Manager, and the Manager grants its Consent in accordance with Section 8.1(a) or (b), as the case may be.

(c)           Anything contained in Sections 8.1(a) or (b) to the contrary notwithstanding, no Transfer of an Interest or any portion shall be effective if it would result in the Venture being classified as an association (or publicly traded partnership) taxable as a corporation for federal or state income tax purposes, and any such Transfer shall be effected in such manner as may be necessary to maintain the classification of the Venture as a partnership for federal and state income tax purposes.

(d)           Notwithstanding anything to the contrary in this Agreement, no Interest in the Venture, or any portion thereof, shall be issued in a transaction that is (or transactions that are) registered or required to be registered under the Securities Act of 1933, as amended, and any Transfer of an Interest or any portion thereof must be made in a transaction that is exempt from registration or qualification under the Securities Act of 1933, as amended, and applicable state securities law.

(e)           No admission (or purported admission) of a Member and no Transfer (or purported Transfer) of all or part of a Member’s Interest (or any interest or right or attribute therein) in the Venture shall be effective, and no Person shall otherwise become a Member, if the Venture would or may have more than 100 members, treating as a member for this purpose each Person indirectly owning an Interest (or any interest therein) in the Venture through a partnership, a grantor trust or an S corporation.

8.2           Buy/Sell Arrangement. Any time after the occurrence and during the continuation of (i) a Major Dispute for a period of not less than fifteen (15) days (such 15-day period to commence upon written notice by a Member to the other Member), or (ii) an event triggering the Subsidiary REIT’s “Excess Share” provisions pursuant to its limited liability company agreement (or other governing instrument), then either Member shall be entitled to initiate the buy/sell rights set forth in this Section 8.2.

(a)           Either Member (an “Offeror”) may serve upon the other Member (an “Offeree”) a notice (an “Offering Notice”) which shall contain the following:

(i)            statement of intent to rely on this Section 8.2; and

(ii)           a statement of the aggregate dollar amount that the Offeror would be willing to pay in cash (the “Offer Price”) for all of the Offeree’s interest (the “Buy/Sell Interest”) in the Shares (assuming that the Venture were liquidated and the Shares owned by the Venture were distributed in-kind to the Members), as specified in the Offering Notice.

(b)           Within thirty (30) days after receipt of the Offering Notice by the Offeree (the “Option Period”), the Offeree shall notify the Offeror whether the Offeree elects:

(i)            to sell its Buy/Sell Interest to the Offeror for a price equal to the Offer Price; or

(ii)           to purchase the Buy/Sell Interest of the Offeror for a price (the “Alternative Offer Price”) that is in proportion to the Offer Price (based upon the relative Percentage Interests of the Members), together with a statement of whether the Offeree elects to purchase the Offeror’s Buy/Sell Interest in respect of the Venture or the Shares.

(c)           If the Offeree does not notify the Offeror of its election prior to expiration of the Option Period, the Offeree shall for all purposes be conclusively deemed to have elected to sell its Buy/Sell Interest to the Offeror for the Offer Price indicated in Section 8.2 (a)(ii).

(d)           (i) If BH REIT is the Member obligated to purchase the Buy/Sell Interest under Section 8.2(b) or (c) (the “Purchaser”), then within five (5) Business Days after the date of the exercise of the election by the Offeree or five (5) Business Days after the expiration of the Option Period, whichever is earlier, the Purchaser shall deposit in cash an amount in escrow, which amount while in escrow shall be invested in Permitted Temporary Investments as directed by the Purchaser (such amount, together with any interest earned thereon being the “Earnest Money”), equal to 10% of the Offer Price or Alternative Offer Price, as the case may be (such Offer Price or Alternative Offer Price, as applicable, being the “Purchase Price”), with an independent third party (the “Escrow Agent”) reasonably satisfactory to BH MP as the Member obligated to sell its Interest under this Section 8.2(d) (the “Seller”). The Earnest Money shall be applied against the Purchase Price at the closing referenced below, or shall be paid to the Seller as liquidated damages in the event of a default by the Purchaser in accordance with this Section 8.2(d)(i). In the event the Purchaser fails to deposit timely such Earnest Money as provided above or fails or refuses to close on the purchase and sale of its Buy/Sell Interest on the Closing Date (such Purchaser being then referred to as the “Defaulting Purchaser”), then within fifteen (15) days thereafter, unless the Defaulting Purchaser has earlier cured such default by depositing the required Earnest Money as provided above or has proven to the reasonable satisfaction of the Seller that the Defaulting Purchaser is ready, willing and able to close such purchase and sale, the Seller shall have the option of substituting itself as Purchaser of the Buy/Sell Interest of the Defaulting Purchaser (such Seller being then referred to as the “Substituted Purchaser”) under this Section 8.2(d) at a purchase price (the “Substituted Purchase Price”) equal to 90% of the Purchase Price multiplied by the ratio of BH REIT’s Percentage Interest to BH MP’s Percentage Interest if the Defaulting Purchaser is BH REIT (or if, after becoming the Purchaser in accordance with Section 8.2(e), BH MP or the BH MP Venture is the Defaulting Purchaser, 90% of the Purchase Price multiplied by the ratio of BH MP’s Percentage Interest to BH REIT’s Percentage Interest). In the event that the Seller elects to become the Substituted Purchaser in accordance with the preceding sentence, the Seller shall, within 10 Business Days after the Seller obtains the right to become the Substituted Purchaser, give written notice to the Defaulting Purchaser of its intention to do so, which notice shall specify the Substituted Purchase Price. Within five (5) Business Days after such notice the Substituted Purchaser shall deposit Earnest Money equal to 10% of the Substituted Purchase Price in escrow with an Escrow Agent selected by the Substituted Purchaser, whereupon, for purposes of Sections 8.2(d)(ii) and (iii) below, the Substituted Purchaser shall become the Purchaser, the Defaulting Purchaser shall become the Seller and the Substituted Purchase Price shall become the Purchase Price. Alternatively, after the default by the Defaulting Purchaser and its failure to cure such default prior to the earlier of (A) fifteen (15) days after such default and (B) the Seller’s election to become the Substituted Purchaser, the Seller may elect to obtain, and retain as liquidated damages for the Defaulting Purchaser’s default under this Section 8.2(d), the amount of Earnest Money deposited by the

Defaulting Purchaser (or the amount that should have been deposited by the Defaulting Purchaser as Earnest Money but was not).

(ii)           On or before the date on which the Purchaser is required to make the Earnest Money deposit referenced in Section 8.2(d)(i) (or, if the Substituted Purchaser has become the Purchaser, within five (5) Business Days after such Purchaser has made its Earnest Money deposit), the Purchaser shall fix a closing date (the “Closing Date”) not later than 30 days (or as soon thereafter as practicable) following (i) the date of the election by the Offeree, or (ii) if no election was made, the date of the expiration of the Option Period, provided that such Option Period shall be subject to extension by up to 150 days if BH MP has become the Substituted Purchaser. If the Purchaser’s election has been to purchase the Seller’s interest in the Shares, immediately prior to the Closing Date, the Venture shall make a distribution in-kind of the Shares owned by the Venture to the Members in accordance with their respective Percentage Interests. For purposes of the distribution in-kind, the distributed Shares shall have a value per Share equal to the Purchase Price divided by the number of Shares to be distributed to the Seller. The closing shall take place on the Closing Date at a location reasonably designated by the Purchaser. The Purchaser may assign its rights to purchase the Seller’s Buy/Sell Interest hereunder to any third party, including one or more of its Affiliates; provided that, the Purchaser shall remain liable for any such obligation to purchase.

(iii)          At the closing on the Closing Date, the Purchaser shall pay the Seller, in cash, the amount determined under Section 8.2(d)(i), as the Purchase Price (with the Purchaser’s Earnest Money being credited against such amount at the closing) and the Seller shall execute and deliver to the Purchaser or its designee stock powers, bills of sale, instruments of assignment, and other instruments as the Purchaser may reasonably require, to give it or its designee good and indefeasible title to all of the Seller’s right, title and interest in and to all of its Buy/Sell Interest. The Venture shall pay all closing costs; provided, however, that the Purchaser and the Seller shall pay their own respective legal costs and expenses in connection with the preparation of the closing documentation. In addition, on the Closing Date, the Purchaser shall cause the Seller to be released from any liability accruing from and after the Closing Date in respect of the Venture (including any financing arrangements entered into by the Venture or with respect to the Project) or shall indemnify the Seller with respect to such liability.

(iv)          The Purchase Price to be paid pursuant to this Section 8.2(d) in respect of the applicable Buy/Sell Interest being sold shall be reduced proportionately on a per Share basis for any distributions made by the Venture after the determination of the Offer Price and prior to the Transfer of the applicable Buy/Sell Interest.

(v)           A sale of its Buy/Sell Interest shall not relieve the Seller from any obligations or liabilities arising under or in connection with this Agreement prior to the closing of the sale of the Buy/Sell Interest, including, without limitation, any obligation to repay a Default Loan in accordance with Section 3.4, and the Purchaser shall be entitled to withhold from the Purchase Price an amount equal to the then outstanding principal and accrued and unpaid interest of any such Default Loan in payment thereof. Similarly, after the closing of the sale of a Buy/Sell Interest the Purchaser shall remain liable to the Seller for the amount of any Default Loan incurred by the Purchaser and outstanding on and after the closing of such sale until the outstanding principal and any accrued and unpaid interest of such Default Loan has been paid in full.

(e)           (i)            If BH MP is the Offeree pursuant to Section 8.2(a) and elects to purchase BH REIT’s Buy/Sell Interest, or has become the Substituted Purchaser, then BH MP shall have 150 days after the earlier of the election by BH MP to purchase BH REIT’s Buy/Sell Interest under this Section 8.2 and the expiration of the Option Period either to purchase BH REIT’s Buy/Sell Interest or to find a third party to form a joint venture or other joint ownership arrangement (the “BH MP Venture”) with BH MP for the acquisition and ownership of BH REIT’s Buy/Sell Interest. In the event that BH MP either decides to purchase BH REIT’s Buy/Sell Interest or finds a third party for such joint venture or other joint ownership arrangement for the purchase of BH REIT’S Buy/Sell Interest, BH MP shall so notify BH REIT in writing within such 150-day period. In such event, BH MP or the BH MP Venture, as the case may be, shall become the “Purchaser,” BH REIT shall become the “Seller” and the provisions in Section 8.2(d), to the extent not inconsistent with this Section 8.2(e)(i), shall apply; provided that, BH MP or BH MP Venture, as the case may be, shall have five (5) Business Days after its election to proceed with the purchase to deposit its Earnest Money in escrow. If BH MP is the Offeror pursuant to Section 8.2(a) and BH REIT, as the Offeree, elects to sell its Buy/Sell Interest to BH MP, then the provisions of this Section 8.2(e)(i) shall apply and, if BH MP does not find a third party with whom to form a joint venture or other joint ownership arrangement and otherwise elects not to proceed with the purchase of BH REIT’s Buy/Sell Interest, the provisions of Section 8.2(e)(ii) shall apply.

(ii)           If BH MP does not find a third party with whom to form a joint venture or other joint arrangement and otherwise elects not to proceed with the purchase, or if BH MP does not notify BH REIT in writing within the applicable 150-day period that BH MP or the BH MP Venture will proceed with the purchase, then, subject to Section 2.6(b), BH REIT shall have the opportunity to elect to purchase, or to have Behringer, its Affiliate or another designee (collectively, the “Behringer Party”) purchase, or to seek to cause the sale of, the Project in accordance with the following procedures.

(A)        The Behringer Party and BH MP shall attempt to mutually agree on a fair market value of the Project through negotiation for a period of ten (10) days (the “Negotiation Deadline”) commencing upon BH MP’s election not to proceed with the purchase or the expiration of the 150-day period, whichever is earlier. If the Behringer Party and BH MP do not agree upon the fair market value of the Project prior to the expiration of the Negotiation Deadline, then either the Behringer Party or BH MP may deliver to the other a written notice of arbitration (the “Arbitration Notice”), pursuant to which the fair market value (the “Mark to Market Price”) of the Project shall be determined by “baseball style” arbitration in accordance with the provisions in paragraphs (B) through (H) of this Section 8.2(e)(ii).

(B)         The Behringer Party and BH MP shall each use reasonable efforts to agree, within ten (10) days after the delivery of an Arbitration Notice, upon the appointment of one arbitrator to agree on a Mark to

Market Price of the Project. If an agreement on a single arbitrator is not reached within such 10-day period, then the Behringer Party and BH MP shall each appoint one arbitrator within ten (10) days after the expiration of such previous 10-day period and shall specify the name and address of their respective arbitrators to the other party prior to the expiration of such 10-day period; provided that, if one party fails to specify the name and address of its selected arbitrator within such 10-day period, then the other party shall give such failing party written notice, and if within three (3) days after such written notice the failing party still has not specified an arbitrator, then the arbitrator selected by the other party shall act as the sole arbitrator as if both parties had agreed to the appointment of such arbitrator as provided above.

(C)         If two arbitrators have been selected, then such arbitrators shall then appoint a third arbitrator within ten (10) days after their appointment. If the first two arbitrators are unable to agree upon a third arbitrator within such 10-day period, then the third arbitrator shall be appointed as soon as reasonably practicable thereafter by a court of competent jurisdiction residing in the county in which the Project is situated, subject to the qualification requirements set forth in paragraph (G) of this Section 8.2(e)(ii). In the event of the failure, refusal or inability of any arbitrator to act, a new arbitrator shall be appointed as a replacement, which appointment shall be made in the same manner as set forth above for the appointment of such resigning arbitrator. Immediately after the selection of the final arbitrator, the three arbitrators shall meet and, within fifteen (15) days after the completion of the selection of the arbitrators shall, or, if there is only one arbitrator, within fifteen (15) days after his selection, such arbitrator shall, endeavor to determine the Mark to Market Price.

(D)         Within ten (10) days after the selection of the sole arbitrator or all arbitrators, as the case may be, the Behringer Party and BH MP shall submit to the arbitrator(s) such party’s proposed Mark to Market Price as well as all other economic terms relevant to the determination of the Mark to Market Price, together with reasonable evidence supporting such proposed Mark to Market Price. The arbitrator(s) shall select either the proposed Mark to Market Price submitted by the Behringer Party or the proposed Mark to Market Price submitted by BH MP, whichever proposal the arbitrator(s) deem to be the most nearly correct according to the definitions, terms and requirements set forth in this Agreement and the information submitted to the arbitrator(s) by the parties, with no compromise. The power of the arbitrator(s) shall be exercised by the concurrence of at least two arbitrators, except that if only one arbitrator is selected, the decision of such arbitrator shall govern. The proposed Mark to Market Price selected by the arbitrator(s) shall be the “Mark to Market Price.” The determination of the arbitrator(s) shall be final and non-

appealable, shall be binding on both BH MP and the Behringer Party, and may be enforced in any court of competent jurisdiction.

(E)         The price (the “Buy/Sell Market Price”) to be paid for BH MP’s Buy/Sell Interest shall be equal to the amount that BH MP would receive assuming that the Project were sold at its Mark to Market Price, the Subsidiary REIT and, if applicable, any subsidiary thereof owning an interest in the Project were liquidated, all of their other assets sold, their debts and other liabilities discharged, and any net proceeds remaining were distributed to the Members in proportion to their respective interests in the Venture. Within ten (10) days after the decision of the arbitrator(s) determining the Mark to Market Price, the Behringer Party shall deliver written notice to BH MP stating whether the Behringer Party elects (x) to purchase BH MP’s Buy/Sell Interest at the Buy/Sell Market Price or (y) seek to obtain a third-party purchaser for the Project. In the event that the Behringer Party elects to purchase BH MP’s Buy/Sell Interest, the Behringer Party and BH MP shall close on such purchase at the Buy/Sell Market Price payable in cash within thirty (30) days of such election by the Behringer Party. The provisions of Section 8.2(d) shall, to the extent not inconsistent with Section 8.2(e)(ii), shall apply to such purchase. In the event that the Behringer Party elects to seek to obtain a third-party purchaser, the Behringer Party shall have 150 days from such election to obtain such third-party purchaser either to purchase (1) the Members’ entire Interests in the Venture, or (2) all of the Venture’s Shares in the Subsidiary REIT, in either case for a price equal to what Members would have received assuming the Project were sold at the Mark to Market Price, the Subsidiary REIT and, if applicable, any subsidiary thereof owning an interest in the Project were liquidated, all of their other assets sold, their debts and liabilities discharged, and any net proceeds remaining were distributed to the Members in proportion to their respective interests in the Venture. The Behringer Party shall provide prompt written notice advising BH MP of the identity of such third-party purchaser, if any. In the event that a third party is to purchase either the Interests of the Members or the Shares owned by the Venture, the third-party purchaser shall purchase such Interests or Shares for cash at the closing of such purchase, which shall occur within thirty (30) days of the Behringer Party’s written notification of the third-party purchaser’s identity. In such event, the Mark to Market Price shall be reduced for any distributions made by the Venture to its Members after the determination of the Mark to Market Price and the closing of such sale. Such sale shall not relieve either Member from any obligations or liabilities arising under or in connection with this Agreement prior to such sale including, without limitation any obligation to repay a Default Loan in accordance with Section 3.4. If, at the end of such 150-day period, the Behringer Party has not obtained a third-party purchaser, the Behringer Party shall advise BM MP of such fact, and the Behringer Party may, within such 150-day period, elect to purchase BM MP’s Buy/Sale Interest at the Buy/Sell

Market Price, in which event such purchase price shall be payable in cash at a closing to be held thirty (30) days after the end of such 150-day period, and the provisions of Section 8.2(d) shall, to the extent not inconsistent with Section 8.2(e)(ii), apply to the purchase of BH MP’s Buy/Sell Interest under this Section 8.2(e). In the event that the Behringer Party does not elect to purchase BH MP’s Buy/Sell Interest and does not find a third-party purchaser for the Project, either BH REIT or BH MP may, at its election, re-initiate the Buy/Sell procedure in accordance with this Section 8.2 but otherwise shall not be obligated to purchase the other party’s Buy/Sell Interest.

(F)         The arbitrator(s) shall have the authority to request additional facts or evidence from each of the parties and, if such arbitrator(s) so require, a hearing to present the same. In the event of such a hearing, rules of evidence applicable to state court judicial proceedings in civil district courts in Dallas, Texas shall govern; provided that, evidence will be admitted or excluded in the sole discretion of the arbitrator(s). The arbitrator(s) shall resolve the controversy and shall execute and acknowledge his or their decision, together with a brief statement describing the rationale for such decision, in writing and simultaneously deliver a copy thereof to each of the parties personally or by registered or certified mail, return receipt requested. If the arbitrators fail to reach an agreement during such 15-day period (as may be extended in accordance with the next sentence), then they shall be discharged, and new arbitration proceedings shall commence, with new arbitrators being appointed in the same manner as set forth above. By agreement in writing, the Behringer Party and BH MP may extend the time to reach agreement either before or after the expiration thereof up to a maximum of thirty (30) additional days. The period within which the arbitrator(s) must act are not jurisdictional.

(G)         Each arbitrator shall (x) be an independent appraiser licensed under the laws of the state in which the Project is situated, and (y) have been actively and continuously engaged in appraising multifamily rental communities as Member of the Appraisal Institute in the county in which the Project is situated, for not less than the previous five years. The arbitrator(s) selected by the Behringer Party and BH MP shall be instructed that they are neutral arbitrators and shall not have any ex parte communication with the appointing party and may not be appraisers that consulted with the Behringer Party or BH MP in negotiations regarding the Mark to Market Price prior to the submission of the Mark to Market Price proposals to arbitration. In addition, the sole arbitrator or third arbitrator, as the case may be, shall be an independent appraiser having no relationship representing the Behringer Party, BH MP, PGGM or their respective Affiliates during the immediately preceding 365-day period prior to selection.

(H)         Each party to the arbitration proceeding shall bear its own costs and the costs of the arbitrator it appoints. The cost of the third arbitrator (or the single arbitrator if only one arbitrator is required) shall be split equally between the Behringer Party and BH MP.

8.3           Basis Election. In the event that a distribution of any of the Venture’s property is made in the manner provided in Section 734 of the Code, or where a Transfer of an Interest in the Venture permitted by this Agreement is made in the manner provided in Section 743 of the Code, then, upon the request of any Member, the Venture shall file an election under Section 754 of the Code, in accordance with procedures set forth in the applicable Treasury regulations. Each Member shall provide the Venture with all information necessary to give effect to any election under Section 754 of the Code.

8.4           Void Transfer. In no event shall any Interest, or any portion, thereof, be Transferred to a minor or an incompetent or in violation of any state or Federal law or in violation of this Article 8. Any such attempted Transfer shall be void and ineffectual and shall not bind the Venture or any Member.

ARTICLE 9

EXCESS INTEREST PROVISIONS

9.1           Definitions. For purposes of this Article 9, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Interests by a Person who would be treated as an owner of such Interests either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Own” and “Beneficially Owned” shall have correlative meanings.

“Charitable Beneficiary” shall mean an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Code and identified by the Venture as the beneficiary or beneficiaries of the Excess Interest Trust.

“Excess Interest Trust” shall mean the trust created pursuant to Section 9.14.

“Excess Interest Trustee” shall mean a Person, who shall be unaffiliated with the Venture, any Purported Beneficial Transferee and any Purported Record Transferee, identified by the Venture as the trustee of the Excess Interest Trust.

“Excess Interests” shall have the meaning given to it in Section 9.3(a).

“Existing Holder” shall mean (a) each of BH MP and BH REIT and (b) any Person to whom an Existing Holder Transfers, subject to the limitations provided in this Agreement, Beneficial Ownership of Interests causing such transferee to Beneficially Own Interests in excess of the Ownership Limit.

“Existing Holder Limit” (a) for the Members shall mean, initially, 45% in the case of BH MP and 55% in the case of BH REIT of the Interests, and, after any adjustment pursuant to Section 9.9, shall mean such percentage of the outstanding Interests, as the case may be, as so adjusted, and (b) for any Existing Holder who becomes an Existing Holder by virtue of clause (b) of the definition thereof, shall mean, initially, the percentage of the outstanding Interests Beneficially Owned by such Existing Holder at the time that such Existing Holder becomes an Existing Holder, but in no event shall such percentage be greater than the Existing Holder Limit for the Existing Holder who Transferred Beneficial Ownership of such Interests or, in the case of more than one transferor, in no event shall such percentage be greater than the smallest Existing Holder Limit of any transferring Existing Holder, and, after any adjustment pursuant to Section 9.9, shall mean such percentage of the outstanding Interests as so adjusted.

“Market Price” shall mean the market price of such class of Interests on the relevant date as determined in good faith by the Manager.

“Ownership Limit” shall initially mean 9.8% in number of the Interests or value of the outstanding Interests, and after any adjustment as set forth in Section 9.10, shall mean such greater percentage of the outstanding Interests as so adjusted. The number and value of the outstanding Interests of the Venture shall be determined by the Manager in good faith, which determination shall be conclusive for all purposes hereof.

“Person” shall mean an individual, corporation, partnership, estate, trust (including, without limitation, a trust qualified under Section 401(a) or 501(c)(17) of the Code), portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other Entity.

“Prohibited Owner Event” has the meaning provided in Section 9.3(c).

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer which results in Excess Interests, the beneficial holder of the Interests, if such Transfer had been valid under Section 9.2.

“Purported Record Transferee” shall mean, with respect to any purported Transfer which results in Excess Interests, the record holder of the Interests, if such Transfer had been valid under Section 9.2.

“Redemption Price” has the meaning provided in Section 9.18.

“Restriction Termination Date” shall mean the first day on which the Venture determines that it is no longer in the best interests of the Subsidiary REIT to attempt to, or continue to, qualify as a REIT.

9.2           Ownership Limitation.

(a)           Except as provided in Section 9.12, until the Restriction Termination Date, no Person (other than an Existing Holder) shall Beneficially Own Interests in excess of the

Ownership Limit and no Existing Holder shall Beneficially Own Interests in excess of the Existing Holder Limit for such Existing Holder.

(b)           Except as provided in Section 9.12, until the Restriction Termination Date, any Transfer that, if effective, would result in any Person (other than an Existing Holder) Beneficially Owning Interests in excess of the Ownership Limit shall be void ab initio as to the Transfer of the Interests which would otherwise be Beneficially Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such Interests.

(c)           Except as provided in Sections 9.9 and 9.12, until the Restriction Termination Date, any Transfer that, if effective, would result in any Existing Holder Beneficially Owning Interests in excess of the applicable Existing Holder Limit shall be void ab initio as to the Transfer of the Interests which would be otherwise Beneficially Owned by such Existing Holder in excess of the applicable Existing Holder Limit; and such Existing Holder shall acquire no rights in such Interests.

(d)           Until the Restriction Termination Date, any Transfer that, if effective, would result in the Venture (treating the Venture as if it otherwise qualified as a REIT solely for this purpose) being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of the Interests which would cause the Venture (treating the Venture as if it otherwise qualified as a REIT solely for this purpose) to be “closely held” within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such Interests.

(e)           Until the Restriction Termination Date, any Transfer that, if effective, would result in the Venture (treating the Venture as if it otherwise qualified as a REIT solely for this purpose) otherwise failing to qualify as a REIT shall be void ab initio as to the Transfer of Interests that would result in the Venture (treating the Venture as if it otherwise qualified as a REIT solely for this purpose) failing to qualify as a REIT; and the intended transferee shall acquire no rights in such Interests.

(f)            Until the Restriction Termination Date, any Transfer that, if effective, would result in the Venture (treating the Venture as if it otherwise qualified as a REIT solely for this purpose) becoming a “pension-held REIT” as defined in Section 856(h) of the Code shall be void ab initio as to the Transfer of Interests which would result in the Venture (treating the Venture as if it otherwise qualified as a REIT solely for this purpose) becoming a “pension-held REIT;” and the intended transferee shall acquire no rights in such Interests.

(g)           Until the Restriction Termination Date, any Transfer that would result in the Venture (treating the Venture as if it otherwise qualified as a REIT solely for this purpose) not maintaining its status as a Domestically-Controlled REIT shall be void ab initio as to the Transfer of Interests which would result in the Venture (treating the Venture as if it otherwise qualified as a REIT solely for this purpose) failing to maintain its status as a Domestically-Controlled REIT; and the intended transferee shall acquire no rights in such Interests.

9.3           Excess Interests.

(a)           If, notwithstanding the other provisions contained in this Article 9, at any time, until the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Venture such that any Person would Beneficially Own Interests in excess of the applicable Ownership Limit or Existing Holder Limit (as applicable), then, except as otherwise provided in Sections 9.9 and 9.12, the Interests Beneficially Owned in excess of such Ownership Limit or Existing Holder Limit (rounded up to the nearest whole Interest) shall constitute “Excess Interests” and shall be treated as provided in this Article 9. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure.

(b)           If, notwithstanding the other provisions contained in this Article 9, at any time, until the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Venture (as a result of a direct or indirect Transfer or otherwise) which, if effective, would cause the Venture (treating the Venture as if it otherwise qualified as a REIT solely for this purpose) to (i) become “closely held” within the meaning of Section 856(h) of the Code, (ii) become a “pension-held REIT” within the meaning of Section 856(h) of the Code, (iii) fail to qualify as a Domestically-Controlled REIT or (iv) otherwise fail to qualify as a REIT, then the Interests that are the subject of such Transfer or other event which would cause the Venture to fail such requirement shall constitute “Excess Interests” and shall be treated as provided in this Article 9. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure.

(c)           If, at any time prior to the Restriction Termination Date, notwithstanding the other provisions contained in this Article 9, there is an event (a “Prohibited Owner Event”) which would result in the disqualification of the Venture as a REIT under the Code (treating the Venture as if it otherwise qualified as a REIT solely for this purpose) by virtue of actual, Beneficial or constructive ownership of Interests, then Interests which result in such disqualification shall be automatically exchanged for an equal number of Excess Interests to the extent necessary to avoid such disqualification. Such exchange shall be effective as of the close of business on the business day prior to the date of the Prohibited Owner Event. In determining which Interests are exchanged, Interests owned directly or indirectly by any Person who caused the Prohibited Owner Event to occur shall be exchanged before any Interests not so held are exchanged. If similarly situated Persons exist, such exchange shall be pro rata. If the Venture is still so disqualified as a REIT (treating the Venture as if it otherwise qualified as a REIT solely for this purpose), Interests owned directly or indirectly by Persons who did not cause the Prohibited Owner Event to occur shall be chosen by random lot and exchanged for Excess Interests until the Venture is no longer so disqualified as a REIT (treating the Venture as if it otherwise qualified as a REIT solely for this purpose).

9.4           Prevention of Transfer. If the Venture or its designee shall at any time determine in good faith that a Transfer has taken place in violation of Section 9.2 or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution) or Beneficial Ownership of any Interests in violation of Section 9.2, the Venture or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, without limitation, refusing to give effect to such Transfer on the books of the Venture or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of paragraph (b), (c), (d), (e), (f)

or (g) Section 9.2 shall automatically result in the designation and treatment described in Section 9.3, irrespective of any action (or non-action) by the Venture.

9.5           Notice. Any Person who acquires or attempts to acquire Interests in violation of Section 9.2, or any Person who is a transferee such that Excess Interests result under Section 9.3, shall immediately give written notice or, in the event of a proposed or attempted Transfer, shall give at least fifteen (15) days prior written notice to the Venture of such event and shall provide to the Venture such other information as the Venture may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Subsidiary REIT’s status as a REIT.

9.6           Information for the Venture. Until the Restriction Termination Date:

(a)           Every Beneficial Owner of more than 1/2 of 1% of the number or value of outstanding Interests shall, within thirty (30) days after January 1 of each year, give written notice to the Venture stating the name and address of such Beneficial Owner, the number of Interests Beneficially Owned, and a description of how such Interests are held. Each such Beneficial Owner shall provide to the Venture such additional information as the Venture may reasonably request in order to determine the effect, if any, of such Beneficial Ownership on the Subsidiary REIT’s status as a REIT.

(b)           Each Person who is a Beneficial Owner of Interests and each Person who is holding Interests for a Beneficial Owner shall provide to the Venture in writing such information with respect to direct, indirect and constructive ownership of Interests as the Venture deems reasonably necessary to comply with the provisions of the Code applicable to a real estate investment trust, to determine the Subsidiary REIT’s status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

9.7           Other Action by Venture. Nothing contained in this Article 9 shall limit the authority of the Venture to take such other action as it deems necessary or advisable to protect the Venture, the Subsidiary REIT and the interests of their respective members by preservation of the Subsidiary REIT’s status as a REIT.

9.8           Ambiguities. In the case of an ambiguity in the application of any of the provisions of this Article 9, including, without limitation, any definition contained in Section 9.1, the Venture shall have the power to interpret and determine the application of the provisions of this Article 9 with respect to any situation based on the facts known to the Venture.

9.9           Modification of Existing Holder Limits. The Existing Holder Limits may be modified as follows:

(a)           Subject to the limitations provided in Section 9.11, the Venture may grant options which result in Beneficial Ownership of Interests by an Existing Holder pursuant to an option plan approved by the Venture. Any such grant shall increase the Existing Holder Limit for the affected Existing Holder to the maximum extent possible under Section 9.11 to permit the Beneficial Ownership of the Interests issuable upon the exercise of such option.

(b)           The Venture shall reduce the Existing Holder Limit for any Existing Holder after any Transfer permitted in this Article 9 by such Existing Holder by the percentage of the outstanding Interests so Transferred or after the lapse (without exercise) of an option described in paragraph (a) of this Section 9.9 by the percentage of the Interests that the option, if exercised, would have represented, but in either case no Existing Holder Limit shall be reduced to a percentage which is less than the Ownership Limit.

9.10           Increase or Decrease in Ownership Limit. Subject to the limitations provided in Section 9.11, the Venture may from time to time increase or decrease the Ownership Limit; provided, however, that any decrease may only be made prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law that would require a decrease to retain the Subsidiary REIT’s status as a REIT, in which case such decrease shall be effective immediately).

9.11           Limitations on Changes in Existing Holder and Ownership Limits.

(a)           Neither the Ownership Limit nor any Existing Holder Limit may be increased (nor may any additional Existing Holder Limit be created) if, after giving effect to such increase (or creation), five (5) Beneficial Owners of Interests (including, without limitation, all of the then Existing Holders) could Beneficially Own, in the aggregate, more than 49.9% in number or value of the outstanding Interests.

(b)           Prior to the modification of any Existing Holder Limit or Ownership Limit pursuant to Sections 9.9 or 9.10, the Venture may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Subsidiary REIT’s status as a REIT.

(c)           No Existing Holder Limit shall be reduced to a percentage which is less than the Ownership Limit.

9.12         Waivers by Venture. The Venture, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Manager and upon at least fifteen (15) days written notice from a transferee prior to the proposed Transfer which, if consummated, would result in the intended transferee owning Interests in excess of the Ownership Limit or the Existing Holder Limit, as the case may be, and upon such other conditions as the Venture may direct, may waive the Ownership Limit or the Existing Holder Limit, as the case may be, with respect to such transferee.

9.13           Severability. If any provision of this Article 9 or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall be affected only to the extent necessary to comply with the determination of such court.

9.14           Trust for Excess Interests. Upon any purported Transfer that results in Excess Interests pursuant to Section 9.3, such Excess Interests shall be deemed to have been transferred to the Excess Interest Trustee, as trustee of the Excess Interest Trust for the exclusive benefit of the Charitable Beneficiary. Excess Interests so held in trust shall be issued and outstanding

Interests of the Venture. The Purported Beneficial Transferee shall have no rights in such Excess Interests except as provided in Section 9.17.

9.15         Distributions on Excess Interests. Any distributions (whether as dividends, distributions upon liquidation, dissolution or winding up or otherwise) on Excess Interests shall be paid to the Excess Interest Trust for the benefit of the Charitable Beneficiary. Upon liquidation, dissolution or winding up, the Purported Record Transferee shall receive the lesser of (a) the amount of any distribution made upon liquidation, dissolution or winding up or (b) the price paid by the Purported Record Transferee for the Interests, or if the Purported Record Transferee did not give value for the Interests, the Market Price of the Interests on the day of the event causing the Interests to be held in trust. Any such dividend paid or distribution paid to the Purported Record Transferee in excess of the amount provided in the preceding sentence prior to the discovery by the Venture that the Interests with respect to which the dividend or distribution was made had been exchanged for Excess Interests shall be repaid by the Purported Record Transferee to the Excess Interest Trust for the benefit of the Charitable Beneficiary.

9.16         Voting of Excess Interests. The Excess Interest Trustee shall be entitled to vote the Excess Interests for the benefit of the Charitable Beneficiary on any matter. Subject to Delaware law, any vote taken by a Purported Record Transferee prior to the discovery by the Venture that the Excess Interests were held in trust shall be rescinded ab initio. The owner of the Excess Interests shall be deemed to have given an irrevocable proxy to the Excess Interest Trustee to vote the Excess Interests for the benefit of the Charitable Beneficiary.

9.17         Non-Transferability of Excess Interests. Excess Interests shall be transferable only as provided in this Section 9.17. At the direction of the Venture, the Excess Interest Trustee shall Transfer the Interests held in the Excess Interest Trust to a person whose ownership of the Interests will not violate the Ownership Limit or Existing Holder Limit and for whom such Transfer would not be wholly or partially void pursuant to Section 9.2. Such Transfer shall be made within sixty (60) days after the latest of (x) the date of the Transfer which resulted in such Excess Interests and (y) the date the Venture determines in good faith that a Transfer resulting in Excess Interests has occurred, if the Venture does not receive a notice of such Transfer pursuant to Section 9.5. If such a Transfer is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Purported Record Transferee and to the Charitable Beneficiary. The Purported Record Transferee shall receive the lesser of the price paid by the Purported Record Transferee for the Interests or, if the Purported Record Transferee did not give value for the Interests, the Market Price of the Interests on the day of the event causing the Interests to be held in trust, and the price received by the Excess Interest Trust from the sale or other disposition of the Interests. Any proceeds in excess of the amount payable to the Purported Record Transferee shall be paid to the Charitable Beneficiary. Prior to any Transfer of any Excess Interests by the Excess Interest Trustee, the Venture must have waived in writing its purchase rights under Section 9.18. It is expressly understood that the Purported Record Transferee may enforce the provisions of this Section 9.17 against the Charitable Beneficiary.

If any of the foregoing restrictions on Transfer of Excess Interests is determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Record

Transferee may be deemed, at the option of the Venture, to have acted as an agent of the Venture in acquiring such Excess Interests and to hold such Excess Interests on behalf of the Venture.

9.18         Call by the Venture on Excess Interests. Excess Interests shall be deemed to have been offered for sale to the Venture, or its designee, at a price per Interest equal to the lesser of the price per Interest in the transaction that created such Excess Interests (or, in the case of a devise, gift or other transaction in which no value was given for such Excess Interests, the Market Price at the time of such devise, gift or other transaction) and the Market Price of the Interests to which such Excess Interests relates on the date the Venture, or its designee, accepts such offer (the “Redemption Price”). The Venture shall have the right to accept such offer for a period of ninety (90) days after the later of (x) the date of the Transfer which resulted in such Excess Interests and (y) the date the Manager determines in good faith that a Transfer resulting in Excess Interests has occurred, if the Venture does not receive a notice of such Transfer pursuant to Section 9.5 but in no event later than a permitted Transfer pursuant to and in compliance with the terms of Section 9.17. Unless the Manager determines that it is in the interests of the Venture to make earlier payments of all of the amount determined as the Redemption Price per Interest in accordance with the preceding sentence, the Redemption Price may be payable at the option of the Venture at any time up to but not later than one year after the date the Venture accepts the offer to purchase the Excess Interests. In no event shall the Venture have an obligation to pay interest to the Purported Record Transferee.

ARTICLE 10

DISSOLUTION OF VENTURE

10.1         Bankruptcy of Member.

(a)           The Bankruptcy, insolvency, termination, dissolution, liquidation or other cessation or assignment for the benefit of creditors by, any Member (each a “Bankruptcy Event”), or, except as otherwise permitted in accordance with Article 8, the withdrawal of any Member, shall dissolve the Venture, unless within 90 days after notice is given to the other Member of the occurrence of such event, the remaining Member elects to continue the business of the Venture. The Member suffering a Bankruptcy Event (or its legal representative) or withdrawing from the Venture, except as otherwise permitted in accordance with Article 8, is hereby deemed to Consent to the continuation of the business of the Venture. In the event of a Bankruptcy Event with respect to BH REIT or a withdrawal of BH REIT as the Manager of the Venture, the Venture shall file an amendment to the Venture’s Certificate removing BH REIT as the Manager of the Venture.

(b)           For purposes of this Agreement, the “Bankruptcy” a Member shall be deemed to have occurred upon the happening of any of the following: (i) the filing of an application by the Member for, or a consent to, the appointment of a trustee of its assets, (ii) the filing by the Member of a voluntary petition for relief as a debtor under the United States Bankruptcy Code or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they come due, (iii) the making by the Member of a general assignment for the benefit of creditors or (iv) the expiration of 60 days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating the Member a bankrupt or appointing a trustee of its assets.

10.2         Other Events of Dissolution. The happening of any one of the following events shall work a dissolution of the Venture:

(i)          The reduction to cash or cash equivalents of all Venture assets;

(ii)         The agreement in writing to dissolution by the Members; or

(iii)        The termination of the term of the Venture pursuant to Section 2.4 of this Agreement.

Each Member waives the right to cause a dissolution of the Venture in any other way. Dissolution of the Venture shall be effective on the day on which the event occurs which gives rise to the dissolution, but the Venture shall not terminate until the assets of the Venture shall have been distributed as provided herein and a certificate of cancellation of the Certificate has been filed with the Secretary of State of the State of Delaware.

10.3         Distribution Upon Liquidation.

(a)           Upon dissolution of the Venture, unless the business of the Venture is continued as provided above, the Manager (or, in the event that the dissolution is caused by a Bankruptcy Event with respect to the Manager, such Person, other than the Manager, as the Members shall designate as liquidator of the Venture) shall act as (“Liquidator”). The Liquidator shall wind up the affairs of the Venture, shall sell such of the assets of the Venture as it deems necessary or appropriate in accordance with Section 2.6(b)), and (i) any resulting gain or loss from each sale plus (ii) the fair market value of such property which has not been sold shall be determined and income, gain, loss or deduction inherent in such property (which has not been reflected in the Capital Accounts previously) shall be allocated among the Members as provided in Section 4.1 and, after paying all debts and liabilities of the Venture, including all costs of dissolution, shall distribute any remaining Venture property along with any cash received from the sale of the property as follows:

(i)          The Liquidator may set up any reserve it deems reasonably necessary for any contingent liabilities or obligations of the Venture arising out of or in connection with the Venture. Such reserve may be paid over by the Liquidator to a bank or trust company to act as escrow agent. Any such escrow agent shall hold such reserves for payment of any of the aforementioned contingencies, and, at the expiration of such period as the Liquidator shall designate, distribute the balance thereafter remaining in the manner hereinafter provided.

(ii)         Cash and all other assets of the Venture not sold pursuant to this Section 10.3 will be distributed among the Members in the same manner as Net Cash Flow in accordance with Section 5.1.

(b)           The Members shall continue to share income, loss and other tax items during the period of such Liquidation in the same proportions as before dissolution. Subject to Sections 2.6(b) the Liquidator shall determine whether to sell any Venture property, and, if so, whether at a public or private sale, for what price, and on what terms. If the Liquidator determines to sell or otherwise dispose of any Venture property or any interest therein, the Liquidator shall not be required to do so promptly but shall do so in an orderly and commercially reasonable manner so as to avoid a distress sale.

(c)           The obligation of any Member to the Venture or any other Member that shall have accrued and be unsatisfied as of the date of dissolution or termination of the Venture shall survive such dissolution or termination.

(d)           Each Member shall look solely to the assets of the Venture for all distributions with respect to the Venture, its Capital Account and its share of income, loss and other tax items, and shall have no recourse therefor (upon dissolution or otherwise) against the Manager, any other Member, the Liquidator or any of their Affiliates.

10.4         Procedural and Other Matters.

(a)           Upon dissolution of the Venture and until the filing of a certificate of cancellation, the Liquidator may, in the name of, and for and on behalf of, the Venture, prosecute and defend suits, whether civil, criminal or administrative, gradually settle and close the business of the Venture, dispose of and convey the property of the Venture, discharge or make reasonable provision for the liabilities of the Venture and distribute to the Members any remaining assets of the Venture, in accordance with this Article 10 and all without affecting the liability of the Members or the Manager and without imposing liability on the Liquidator.

(b)           The Certificate may be canceled upon the dissolution and the completion of winding-up of the Venture by any Person authorized to cause such cancellation in connection with such dissolution and winding-up.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES

11.1         Representations and Warranties of the Members. Each of the Members hereby represents and warrants to the other Member as follows:

(a)           Such Member is a corporation or other Entity duly formed and validly existing under the laws of the jurisdiction of its organization with all requisite power and authority to own its assets and to carry on its business as now being conducted. Such Member has all requisite power and authority to enter into this Agreement and the other agreements contemplated to be entered into by it in connection herewith and to carry out the transactions contemplated hereby and thereby.

(b)           The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Member. This Agreement has been executed and delivered by a duly authorized officer of such Member and constitutes the valid and binding obligation of such Member, enforceable against such Member in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditor’s rights and to general principles of equity.

(c)           The execution, delivery and performance by such Member of this Agreement and all other agreements contemplated hereby to which it is to be a party do not and will not (i) violate any decree or judgment of any court of governmental authority that may be applicable to such Member; (ii) violate any law (or regulation promulgated under any law); (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event with or without notice or lapse of time or both would constitute a default) under any contract or agreement to which such Member is a party; or (iv) violate or conflict with any provision of the organizational documents of such Member.

(d)           No broker, finder, agent or other third party has been employed by or on behalf of such Member (or any partner, member, shareholder or advisor thereof) in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby, and no such party has any claim for any commission, finder’s fee or similar amount payable as a result of any engagement of such party by or on behalf of such Member.

(e)           Such Member has acquired its Interest in the Venture for investment purposes and has not acquired its Interest in the Venture for the purpose of selling its Interest in the Venture, or causing the Venture to sell its assets, to customers in the ordinary course of a trade or business.

ARTICLE 12

BOOKS AND RECORDS; REPORTS TO MEMBERS

12.1         Books. The Manager shall maintain or cause to be maintained separate, full and accurate books and records of the Venture, and each Member or any authorized representative of any Member shall have the right to freely inspect, examine and copy the same and to meet with employees of the Manager responsible for preparing the same at reasonable times during business hours and upon reasonable notice. In addition, the Manager agrees to provide each Member, its representatives and an independent accounting firm (if any) designated by such Member reasonable access to all such books and records, during which such Member or such accounting firm may conduct an audit of the Venture. The cost of any such audit shall be borne by the requesting Member unless an error is discovered which has had the effect of reducing or increasing such Member’s distributions from the Venture by an amount equal to or greater than five percent (5%), in which case the Venture shall bear the cost of the audit.

12.2         Quarterly Reports. The Manager shall prepare and distribute to the Members a quarterly report with respect to the Venture within 75 days of the last day of each of the first three fiscal quarters of a fiscal year prepared in accordance with U.S. GAAP, consistently applied, including (i) a balance sheet, (ii) a profit and loss statement, (iii) a statement showing cash distributions for such fiscal quarter and for the year to date, (iv) a statement showing computation of related party fees and Member distributions for such fiscal quarter and for the year to date, and (v) a report briefly describing any significant variances from the applicable budget line item in the Venture’s Initial Operating Plan or Subsequent Operating Plan.

12.3         Annual Reports. The Manager shall engage Deloitte & Touche LLP or such other nationally recognized independent registered public accounting firm selected by the Manager with the Consent of the Members to examine and audit the Venture’s books and records. Within 120 days after the end of each fiscal year, or as soon as practicable thereafter, the Manager shall distribute to the Members financial statements with respect to the Venture, which shall include the items set forth in clauses (i)-(v) of Section 12.2 with respect to such fiscal year and which shall be prepared in accordance with U.S. GAAP, consistently applied, and shall be audited by the Venture’s independent registered public accounting firm.

12.4         Accountants; Tax Returns. The Manager shall engage Deloitte & Touche LLP or such other nationally recognized independent registered public accounting firm selected by the Manager and approved by the Members to review, or to sign as preparer, all federal, state and local Tax Returns that the Venture is required to file. The Manager will furnish to each Member within 120 days after the end of each fiscal year, or as soon thereafter as is practicable, a Schedule K-1 or such other statement as is required by the Internal Revenue Service that sets forth such Member’s share of the income, gain, loss, deduction and other relevant fiscal items of the Venture for such fiscal year. Each Member shall be entitled to receive, upon request, copies of all federal, state and local income Tax Returns and information returns, if any, that the Venture is required to file.

12.5         Accounting and Fiscal Year. The Venture books and records shall be kept on the accrual basis. The fiscal year of the Venture shall end on December 31.

12.6         Project Valuations. Unless the Venture is to receive a report of a real estate valuation firm set forth in the next sentence, the Manager shall cause the Venture, within 30 days after the end of each semi-annual fiscal period, to have prepared and to provide to the Members, with a copy to PGGM, an estimate of the market value of the Venture, based on traditional real estate principles. In addition, commencing at the end of the fiscal year that is four years after the later of (x) the receipt of a certificate of occupancy for the Project and (y) the acquisition of the Project, the Manager, on behalf of the Venture, shall engage the services of a reputable real estate valuation firm to prepare and deliver an annual report to the Members, with a copy to PGGM, estimating the market value of the Project, based on traditional real estate principles. All costs and expenses associated with the engagement by the Venture for the valuation by such real estate valuation firm shall be borne by the Venture.

ARTICLE 13

MISCELLANEOUS

13.1         Notices. All notices and demands under this Agreement shall be in writing and may be either delivered personally (which shall include deliveries by courier), by telefax, telex or other wire transmission or by email (with request for assurance of receipt in a manner appropriate with respect to communications of that type, provided that a confirmation copy is concurrently sent by an internationally recognized express courier for overnight delivery, if possible) or mailed, postage prepaid, by registered air mail, return receipt requested:

If to BH MP, addressed as follows:

Behringer Harvard

Master Partnership I LP

15601 Dallas Parkway, Suite 600

Addison, Texas 75001

Attention:  Gerald J. Reihsen, Esq.
Facsimile:  (469) 341-0540

Email:  greihsen@behringerharvard.com

with a copy to:

Stichting Pensioenfonds voor de Gezondheid,
Geestelijke en Maatschappelijke Belangen

Kroostweg-Noord 149

P.O. Box 117

3700 AC Zeist

The Netherlands

Attention:  Werner Sohier

Facsimile:  011.31.30.277 4724

Email:  werner.sohier@pggm.nl

with a copy to:

Stichting Pensioenfonds voor de Gezondheid,
Geestelijke en Maatschappelijke Belangen

Kroostweg-Noord 149

P.O. Box 117

3700 AC Zeist

The Netherlands

Attention:  Gert-Jaap Das

Facsimile:  011.31.30.277 9191

Email:  gert.jaap.das@pggm.nl

If to BH REIT (whether as Manager or a Member), addressed as follows:

Behringer Harvard Baileys, LLC

15601 Dallas Parkway, Suite 600

Addison, Texas 75001

Attention: Gerald J. Reihsen, Esq.

Facsimile: (469) 341-0540

Email: greihsen@behringerharvard.com

Unless delivered personally or by telefax, telex or other wire transmission or by email as above (which shall be deemed delivered on the next Business Day following the date of such personal delivery or transmission or email, provided that such day is a Business Day in the recipient’s jurisdiction, or otherwise on the following Business Day in such jurisdiction), any notice shall be deemed to have been given when received by its addressee. Any party hereto may designate a different address to which notices and demands shall thereafter be directed by written notice given in the same manner and directed to the other parties at their offices hereinabove set forth.

13.2         Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the some instrument. In addition, this Agreement may contain more than one counterpart of the signature page, and this Agreement may be executed by the affixing of the signature (or one of the several signatures) of the Manager and each of the Members to any of such counterpart signature pages; all of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

13.3         Amendments. This Agreement may be amended only with the unanimous written Consent of the Manager and the Members. Any waiver of any provision of this Agreement shall require the Consent of the Party from whom such waiver is sought.

13.4         Additional Documents. The Manager may cause to be filed with any governmental agency any Applications for Authority and, where applicable, certificates of cancellation or certificates or statements of dissolution as may be required or permitted by the laws of the State of Delaware and any other jurisdiction where the Venture is organized or doing business. Each party hereto agrees to execute, with acknowledgment or affidavit, if required by the Manager, any and all documents and writings that may be necessary or expedient in connection with the creation of the Venture and the achievement of its purposes, provided that no such document may modify this Agreement.

13.5         Validity. If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those with respect to which it is held invalid, shall not be affected thereby and shall continue to be binding and in force.

13.6         Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the internal laws of the State of Delaware. Except as otherwise provided herein, the rights and obligations of the Manager and the Members and the administration and termination of the Venture shall be governed by the Act.

13.7         Waiver. The waiver by any party hereto of the breach of any term, covenant, agreement or condition herein contained shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition herein, nor shall any custom, practice or course of dealings arising among the parties hereto in the administration hereof be construed as a waiver or diminution of the right of any party hereto to insist upon the strict performance by any other party hereto of the terms, covenants, agreements and conditions herein contained.

13.8         Consent and Approval. Whenever under this Agreement the Consent of any Member is required or permitted, such Consent may be evidenced by a written consent signed by an authorized representative of such Member.

13.9         Waiver of Partition. The Members hereby agree that the assets of the Venture are not and will not be suitable for partition. Accordingly, each of the Members hereby irrevocably waives any and all rights (if any) that it may have to maintain any action for partition of any of the assets of the Venture.

13.10       Binding Effect. Except as herein otherwise provided, this Agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, heirs, administrators, executors, successors and permitted assigns.

13.11       Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the formation and operation of the Venture; it supersedes any prior agreements or understandings among them and it may not be modified or amended in any manner other than pursuant to Section 13.3.

13.12       Captions. Captions and headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope of this Agreement or any provision hereof.

13.13       No Strict Construction. The language used in this Agreement is that chosen by the parties hereto to express their mutual understanding and agreement, and no rule of strict construction shall be applied against any Person in interpreting this Agreement.

13.14       Identification. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter gender shall include the masculine, feminine and neuter.

13.15       Recourse to the Manager. ANYTHING CONTAINED HEREIN TO THE CONTRARY NOTWITHSTANDING, NO PERSONAL LIABILITY OR PERSONAL DEFICIENCY JUDGMENT SHALL BE ASSERTED OR ENFORCED AGAINST ANY MEMBERS OF THE MANAGER, AGAINST THE DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES, AGENTS, MEMBERS, SHAREHOLDERS OR PRINCIPALS OF THE MANAGER OR ITS MEMBERS, OR AGAINST THE ASSETS OF ANY SUCH PARTIES, FOR PAYMENT OF ANY AMOUNT HEREUNDER OR FOR OBSERVANCE OR PERFORMANCE OF ANY OF THE OBLIGATIONS OF THE MANAGER OR THE VENTURE.

13.16       Recourse to the Members. ANYTHING CONTAINED HEREIN TO THE CONTRARY NOTWITHSTANDING, NO PERSONAL LIABILITY OR PERSONAL DEFICIENCY JUDGMENT SHALL BE ASSERTED OR ENFORCED AGAINST ANY MEMBERS, PARTNERS OR SHAREHOLDERS OF EITHER MEMBER, AGAINST THE DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES, AGENTS, MEMBERS, SHAREHOLDERS OR PRINCIPALS OF EITHER MEMBER OR ANY SUCH MEMBERS, PARTNERS OR SHAREHOLDERS OF A MEMBER, OR AGAINST THE ASSETS OF ANY SUCH PARTIES, FOR PAYMENT OF ANY AMOUNT HEREUNDER OR FOR OBSERVANCE OR PERFORMANCE OF ANY OF THE OBLIGATIONS OF SUCH MEMBER OR THE VENTURE.

13.17       Remedies Not Exclusive. Any remedies herein contained for breaches of obligations hereunder shall not be deemed to be exclusive and shall not impair the right of any party to exercise any other right or remedy, whether for damages, injunction or otherwise.

13.18       Use of Behringer Harvard Trade Name. If any third parties other than Behringer, any of its Affiliates or any BH-Sponsored Investment Program acquires the Interest of any Member, or if the property management agreement between the Subsidiary REIT (or any subsidiary thereof) and the Management Company (or any other Affiliate of Behringer) is terminated for any reason, then the remaining Member shall cause the Venture (and the Subsidiary REIT (and any subsidiary thereof)) to cease to use the name “Behringer Harvard” within 30 days of such event, unless Behringer agrees in writing to allow the continued use of such name beyond such 30-day period.

13.19       Venture Counsel. The Manager has retained Mayer, Brown, Rowe & Maw (“Venture Counsel”) in connection with the formation of the Venture and the Subsidiary REIT and may retain Venture Counsel in connection with the operation of the Venture and the Subsidiary REIT, including, without limitation, acquiring, developing, holding and disposing of the Project. Each Member acknowledges that Venture Counsel does not represent any Member (in its capacity as such) in the absence of a clear and explicit written agreement to such effect between such Member and Venture Counsel (and then only to the extent specifically set forth in such agreement), and that in the absence of any such agreement, Venture Counsel shall owe no duties to any Member (in such capacity) or to the Members as a group, whether or not Venture Counsel has in the past represented or is currently representing such Member or Members with respect to other matters.

13.20       Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[INTENTIONALLY LEFT BLANK]

* * * * *

IN WITNESS WHEREOF, this Agreement has been executed by each of the parties hereto as of the date of this Agreement set forth above.

Manager:	BEHRINGER HARVARD BAILEYS, LLC, a
Delaware limited liability company

	By:	/s/ M. Jason Mattox
M. Jason Mattox
President

Members:	BEHRINGER HARVARD MASTER PARTNERSHIP I LP, a Delaware limited partnership

	By:	Behringer Harvard Institutional GP LP, a Texas limited partnership, its general partner

	By:	Harvard Property Trust, LLC, a Delaware limited liability company, its general partner

	By:	/s/ M. Jason Mattox
M. Jason Mattox
President

BEHRINGER HARVARD BAILEYS, LLC, a Delaware limited liability company

	By:	/s/ M. Jason Mattox
M. Jason Mattox
President